                     GENE EXPRESSION COLLABORATION AGREEMENT

         THIS COLLABORATION AGREEMENT (the "Agreement") is entered into as of October 1, 1999 (the "Effective Date"), by and between ROSETTA INPHARMATICS, INC., a corporation organized under the laws of the State of Delaware ("Rosetta"), and HEWLETT-PACKARD COMPANY, a corporation organized under the laws of the State of Delaware.

RECITALS

         A. Rosetta is a developer of new technology, products and services in the analysis of gene expression and the manufacturing of In-Situ Arrays which can be used to improve the activities of pharmaceutical and other types of organizations.

         B. Hewlett-Packard Company is a leading world-wide developer and supplier of instrumentation, software, supplies and services to customers in pharmaceutical and other industries including instrumentation, Arrays and related software and reagents.

         C. Hewlett-Packard Company and Rosetta wish to form a broad collaboration to design, develop, manufacture, commercialize and use the Collaborative Products as defined herein.

THE PARTIES THEREFORE AGREE:

1.       DEFINITIONS

         Each of the capitalized terms in this Agreement shall have the meaning as defined below. Terms defined in singular form shall include the plural form and vice versa.

         [***]

         "AFFILIATES" means any company or entity controlled by, controlling, or under common control with, a Party hereto and shall include without limitation any company more than fifty percent (50%) of whose voting stock or participating profit interest is owned or controlled, directly or indirectly, by a Party, and any company which owns or controls, directly or indirectly, more than fifty percent (50%) of the voting stock of a Party.

         "AFM" means the version of Hewlett-Packard Company's Accounting and Finance Manual provided to Rosetta prior to the Effective Date subject to
Article 9 hereof.

         "AGILENT" OR "AGILENT TECHNOLOGIES, INC." means the contracting Party to this Agreement (other than Rosetta) which at the time of execution of this Agreement shall be the Hewlett-Packard Company by and through those business entities within the Hewlett-Packard Company which shall, on or about November 1, 1999, become Agilent Technologies, Inc. Upon the transfer of the Hewlett-Packard Company assets and personnel dealing with the subject


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

matter of this Agreement to Agilent Technologies, Inc., Agilent shall mean Agilent Technologies, Inc., a Delaware corporation, and this Agreement shall on such date be automatically transferred to Agilent Technologies, Inc.

         "AGILENT COLLABORATION INVENTION" means a Collaboration Invention conceived or made by employees or agents of Agilent solely or jointly other than with an employee or agent of Rosetta.

         "AGILENT FIELD" means analysis of biological processes in research and development and clinical trial support outside of the fields of [***].

         "AGILENT KNOW-HOW" means all scientific, technical and engineering information which (i) Agilent (or its predecessor-in-interest) owns or controls or to which Agilent (or its predecessor-in-interest) has a license including the right of sublicense as of the Effective Date or during the Term, (ii) Agilent uses reasonable efforts to protect as a trade secret, (iii) is incorporated into or used in the design, development, manufacture, commercialization or use of any Collaboration Product or Collaboration Product Enhancement and (iv) is not publicly known or available and is not the subject of a patent application.

         "AGILENT NON-COLLABORATION PRODUCT" means a Non-Collaboration Product offered to a Third Party by Agilent.

         "AGILENT PATENTS" means (i) all patents including, without limitation, any substitutions, extensions, reissues, renewals, supplementary protection certificates and inventors' certificates, which have not been held invalid or unenforceable by a non-appealable or non-appealed decision of a court of competent jurisdiction and (ii) all patent applications filed in any jurisdiction including, without limitation, any provisionals, divisionals, continuations, and continuations-in-part which, in the case of each of clause
(i) and (ii) above (a) Agilent owns, controls or has a license to (with the right to sublicense) as of the Effective Date or that cover Inventions or discoveries that are generated during the Term solely by Agilent as a result of activities conducted pursuant to or in anticipation of the Business Plan and (b) generically or specifically claim all or any part of any Collaboration Product or Collaboration Product Enhancement, or a process used in the design, development, manufacture, commercialization or use of any Collaboration Product or Collaboration Product Enhancement, or intermediates used in such processes. Agilent Patents as of the Effective Date are identified on Exhibit A.

         "AGILENT TECHNOLOGY" means Agilent Patents, Agilent Know-How and Agilent copyrights relating to any Collaboration Product or Collaboration Product Enhancement.

         "ARRAY" means a substrate-bound spatially ordered collection of nucleic acid molecules or nucleic acid analogs that can bind specifically to (a) nucleic acid molecules or (b) molecules that can bind nucleic acids, where the spatially ordered collection of such molecules is configured to allow for the simultaneous probing of a plurality of specific and unique target molecules present in a single sample mixture.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

         "BANKRUPTCY EVENT" means an event or circumstance with respect to a Party whereby such Party (i) ceases conducting its business in the normal course, (ii) makes a general assignment for the benefit of its creditors, (iii) petitions, applies for, or suffers or permits with or without its consent the appointment of a custodian, receiver, trustee in bankruptcy or similar officer for all or any substantial part of its business or assets or (iv) avails itself or becomes subject to any proceeding under the U.S. Bankruptcy Code or any similar state, federal or foreign statute relating to bankruptcy, insolvency, reorganization, receivership, arrangement, adjustment of debts, dissolution or liquidation, which proceeding is not dismissed within sixty (60) days of commencement thereof.

         "BUSINESS PLAN" has the meaning ascribed thereto in Section 3.1 hereof.

         "CANNIBALISTIC TECHNOLOGY" means any Collaboration Product Enhancement, Agilent New Product or Rosetta New Product, as the case may be, which could reasonably be expected to displace (or render obsolete or generally non-competitive) any Collaboration Product and which as a result thereof would cause Net Revenues associated with the sale or other disposition of such Collaboration Product by Agilent or Rosetta, as the case may be, to decline in a material amount over a reasonable period of time.

         "CDNA ARRAY" means an Array in which polynucleotides are (i) used as probes, (ii) synthesized enzymatically in a template-dependent fashion (e.g., as PCR products from cDNA templates) and (iii) thereafter deposited on a substrate in a desired configuration.

         "COHERENT DATABASE" means a specific collection of expression profiles generated using a set of experimental criteria to which an organism or cell is subjected that allows identification of similarities and differences in effects on Gene Expression among compounds, conditions and traits.

         "COLLABORATION INVENTION" means an Invention (other than a Joint Collaboration Invention or an Invention outside the Agilent Field) conceived or made or developed solely by one or more employees or agents of either Agilent or Rosetta while working in the Collaborative Field during the Term and which Invention is directed to all or any part of a Collaboration Product or Collaboration Product Enhancement, or a process used in the design, development, manufacture or use of any Collaboration Product or Collaboration Product Enhancement or intermediates used in such processes.

         "COLLABORATION MANAGER" shall have the meaning ascribed thereto in
Section 3.2(b) hereof.

         "COLLABORATION PRODUCTS" means Resolver, Arrays, Oligo Set Design Services, the Pamela System and Rosetta New Products and Agilent New Products which become Collaboration Products pursuant to Section 2.2 hereof. Collaboration Products are listed in Exhibit B as amended from time to time.

         "COLLABORATIVE FIELD" means the design, development, manufacture, commercialization and use of (i) Arrays, (ii) products and services for the preparation of samples for use with


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

Arrays, (iii) products and services for the hybridization of samples to Arrays,
(iv) products and services for the extraction of data from Arrays after hybridization (including, without limitation, scanning systems and Feature Extraction Software) and (v) products and services principally for the analysis of data extracted from Arrays, all solely within the Agilent Field.

         "COLLABORATION PRODUCT ENHANCEMENTS" means enhancements or refinements to Collaboration Products, or a process used in the design, development, manufacture or use of any Collaboration Product or intermediates used in such processes which, among other things, may increase the performance, reduce manufacturing cost, or provide other benefits to one or more Collaboration Products but which do not add Distinct Functionality, provided, however, for the purposes of Section 10.3 and 10.4 hereof, Collaboration Product Enhancement shall mean, to the extent covered by any Rosetta Technology or Agilent Technology, as the case may be, actual enhancements or refinements to Collaboration Products, or a process actually used in the design, development, manufacture or use of any Collaboration Product or intermediates actually used in such processes which, among other things, may increase the performance, reduce manufacturing cost, or provide other benefits to one or more Collaboration Products but which do not add Distinct Functionality.

         "COMMERCIAL SALE" means, with respect to a Collaboration Product, any sale other than a TAP Sale.

         "COMPONENT" means an element of a Collaboration Product or a device, method, or chemical used in the design, development, manufacture or use of a Collaboration Product in the Agilent Field.

         "COMPOUND INTERROGATION" means the storage, retrieval and analysis of compound effects in non-Array based screening assays using pattern recognition algorithms, clustering, and sophisticated methods to query such data.

         "CONFIDENTIAL INFORMATION" means any information disclosed by one Party to the other in connection with activities under this Agreement including, but not limited to, scientific, technical and engineering information, reports exchanged between the Parties, marketing and other business plans (including the Business Plan and the Product Plans), information relating to a Party's products, sales, financial and corporate affairs, suppliers, customers, employees, or investors, and other comparable information; provided, that information will be "Confidential Information" only if it is marked as confidential at the time of disclosure or, if the material is not in written form (E.G., orally disclosed), it is treated as confidential at the time of disclosure .

         "CUSTOM PARTNERING TOOLS" means software developed by Rosetta for a Third Party in conjunction with a consulting or collaboration arrangement not otherwise prohibited under this Agreement, provided, however, such software shall constitute a Custom Partnering Tool only so long as it is not incorporated into a release of Resolver available either for Commercial Sales or TAP Sales.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

         "DEVELOPMENT PLAN" means the component of a Product Plan that sets forth a detailed plan for the development of a particular Collaboration Product as described in Section 3.2(b) hereof.

         "DIAGNOSTIC PRODUCTS" means products that are subject to regulatory approval requirements under applicable law, regulations or policies or regulatory agencies (i.e., PMA or 510(k), or foreign equivalent) or are used for chemical or biochemical analysis of human samples in a health care setting, such as a reference laboratory, hospital laboratory, hospital, clinic, doctor's office or at home, in each case where a patient or his insurance company pays for such analysis, and veterinary products utilizing similar technology in a similar setting to the above products.

         "DISTINCT FUNCTIONALITY" means a functionality that a reasonable user would consider to be meaningfully distinct from the functionality of a then existing Collaboration Product or Component and which a reasonable person would consider to be capable of supporting a new or separate revenue stream.

         "EARLY TERMINATION DATE" shall have the meaning ascribed thereto in
Section 10.2 hereof.

         "ENGINEERING RESPONSIBILITY" means, with respect to a Collaboration Product or as otherwise set forth in Section 4.2 hereof, ultimate responsibility for deciding upon final specifications and for developing the manufacturing processes for meeting such specifications.

         "EXCLUDED FIELD" means technology, techniques, products and methods pertaining to the analysis or use of data or profiles other than as necessary to use (a) Feature Extraction Software, (b) Resolver in accordance with the terms of the license granted pursuant to Section 2.6(a)(i), (c) Oligo Set Design Services or (d) New Products which become Collaboration Products or Non-Collaboration Products.

          "EXECUTIVE SPONSOR" shall have the meaning ascribed thereto in
Section 3.2(a).

         "EXPIRATION DATE" shall have the meaning ascribed thereto in Section
10.1 hereof.

         "FEATURE EXTRACTION SOFTWARE" means software that is used by or in an Array scanner and which is limited to extraction of basic feature identity data (I.E., association of a particular feature with a particular probe) and intensity data (I.E., reporting of the signal and noise, background, confidence and associated statistics) from such Array scanner.

         "FINAL ORDER" means an order or judgment of a court of competent jurisdiction as to which the time to appeal, petition for certiorari, or move for reargument or rehearing has expired and as to which no appeal, petition for certiorari, or other proceedings for reargument or rehearing shall then be pending, or as to which any right of appeal, petition for certiorari or right of rehearing shall have been waived by a Party hereto or, in the event that an appeal, writ of certiorari, reargument or rehearing thereof has been sought, such order or judgement of such court shall have been affirmed by the highest court to which such order or judgement was


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

appealed, or from which reargument or rehearing was sought, or certiorari has been denied, and the time to take any further appeal, petition for certiorari, or move for reargument or rehearing shall have expired.

         "GAAP" means United States generally accepted accounting principles.

         "GENE EXPRESSION" means, with respect to a field of endeavor, activities and products directed at identifying which genes of an organism in a particular biological state or experiment are expressed, and/or the extent to which such genes are expressed.

         "GENOTYPING" means, with respect to a field of endeavor, activities and products directed at the determination of the sequence variation which exist in particular genes or genomic or sequences of a particular organism relative to some defined population of the organism or related organisms, and the analysis of such data to correlate sequence information with trait or phenotype.

         "GENOTYPING SOFTWARE" means software that allows storage, retrieval and analysis of nucleic acid sequence variations which exist in particular genes or genomic sequences of a particular organism relative to some defined population of the organism or related organisms and which may contain analysis components which facilitate the correlation of genomic sequence information with trait or phenotype.

         "HEALTHCARE MANAGEMENT" means the use of software and other means developed and intended to analyze data from clinical samples taken in the course of individual patient care service delivery by a health-care provider in a commercial setting. Healthcare Management Software does not include software developed for use in research or clinical trial programs.

         "HR-1 AGREEMENT" means the Collaboration Agreement between Hewlett-Packard Company and Rosetta Inpharmatics, Inc., signed on behalf of Rosetta on September 14, 1998.

         "INKJET PATENTS" means the patent applications listed in Exhibit C attached hereto, and all continuations, continuations-in-part, divisions, and renewals thereof, all foreign counterparts thereof, and all U.S. or foreign patents that may be granted thereon, and all reissues and extensions thereof, and the inventions therein, to the extent that (a) Rosetta owns, controls or has a license to any of the foregoing (with the right to sublicense) as of the Effective Date or during the Term and (b) the foregoing generically or specifically claim all or any part of any Collaboration Product, Collaboration Product Enhancement or a process used in the design, development, manufacture, commercialization or use of any Collaboration Product, Collaboration Product Enhancement, or intermediates used in such processes.

         "INKJET TECHNOLOGY" means Inkjet Patents and Rosetta Know-How relating to the Inkjet Patents.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

         "IN SITU ARRAY" means an Array in which oligonucleotides or oligonucleotide analogs are used as probes and synthesized on a substrate from individual nucleotides or nucleotide analogs.

         "INVENTION" means anything that is potentially patentable under the patent law of the United States (Title 35, U.S. Code Section 101 ET SEQ.).

         "JOINT COLLABORATION INVENTION" is an Invention conceived or made jointly by one or more employees or agents of Rosetta and one or more employees or agents of Agilent during the Term and which Invention (other than an Invention within the Excluded Field) is directed to all or part of a Collaboration Product, or Collaboration Product Enhancement, or a process used in the design, development, manufacture or use of a Collaboration Product, or Collaboration Product Enhancement or intermediates used in such processes.

         [***]

         "MANUFACTURING PLAN" means the component of a Product Plan that sets forth a detailed plan for the manufacturing of a Collaboration Product as set forth in Section 5.2(a) hereof.

         "MARKETING PLAN" means the component of a Product Plan that sets forth a detailed plan for the marketing, sales and support of a Collaboration Product as set forth in Article 3 hereof.

         "NET REVENUES" means the amount invoiced by Agilent or Rosetta, as the case may be, or their respective Affiliates or Third Party sublicensee(s), as applicable, for the sale or other disposition to a Third Party of a Collaboration Product, less (i) normal and customary trade discounts and credits, (ii) freight, insurance, sales, use, value added and similar taxes or duties imposed on the sale or other disposition and included in the gross amount invoiced, and (iii) currency translation adjustments (if applicable).

          "NON-COLLABORATION PRODUCT" shall have the meaning ascribed thereto in
Section 2.2(a)(iv) or Section 2.2(b)(iv) as the context may require.

         "OLIGO SET DESIGN SERVICES" means consulting services provided by a Party relating to the choice of probe sequences and their arrangement on Arrays, which consulting services may include use of Pamela-Resident Set Design Software or a Component thereof.

         "OLIGO SET DESIGN PATENTS" means the patent applications listed in Exhibit D attached hereto, and all continuations, continuations-in-part, divisions, and renewals thereof, all foreign counterparts thereof, and all U.S. or foreign patents that may be granted thereon, and all reissues and extensions thereof, and the inventions therein, to the extent that (a) Rosetta owns, controls or has a license to any of the foregoing (with the right to sublicense) as of the Effective Date or during the Term and (b) the foregoing generically or specifically claim all or any part of any Collaboration Product, Collaboration Product Enhancement or a process used in the design, development, manufacture, commercialization or use of any Collaboration Product, Collaboration Product Enhancement, or intermediates used in such processes.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

         "OLIGO SET DESIGN TECHNOLOGY" means Oligo Set Design Patents and Rosetta Know-How relating to the Oligo Set Design Patents.

         "OLIGO DEPOSITED ARRAY" is an Array in which oligonucleotides or oligonucleotide analogs are (i) used as probes, (ii) synthesized in a template-independent fashion and (iii) thereafter deposited on a substrate in a desired configuration.

         "PAMELA SYSTEM" means the instrument systems and Components offered by or in cooperation with Agilent which are used in the performance or automation of steps in the processing or use of Arrays including [***].

         "PAMELA-RESIDENT SET DESIGN SOFTWARE" means the oligo set design software developed by Agilent, if any, which is bundled with the Pamela System and is adapted for use by an end user of a Pamela System for design capabilities in respect of the choice and location of probes, together with such other functions and capabilities as may be incorporated therein from time to time by the Parties in accordance with Section 2.9.

         "PARTY" and "PARTIES" means Agilent and/or Rosetta as the context requires.

         "POPULATED DATABASES" means sets of pre-compiled data populating a database, including databases populated with Gene Expression profiles. The Parties understand and agree that sets of pre-compiled data may be created using Resolver, but in no event will a Populated Database be included within Resolver.

         "PRODUCT MANAGER" shall have the meaning ascribed thereto in Section 3.2(c) hereof.

         "PRODUCT PLAN" means, with respect to a Collaboration Product, the plan established by the Parties pursuant to Article 3 of this Agreement. The Product Plan shall include a Development Plan, a Manufacturing Plan and a Marketing/Sales/Support Plan.

         "PROTEOMICS" means the analysis of biological cells focused on or using proteins, peptides or amino acids (excluding the analysis of proteins, peptides or amino acids that bind to nucleic acid arrays).

         "RELATED FINANCING DOCUMENTS" means, collectively, the Stock Purchase Agreement, and the Fifth Amended Investors Rights Agreement , the Standstill Agreement and the Voting Agreement (in each case as defined in the Stock Purchase Agreement).

         "RESOLVER" means Rosetta's software package with the features set forth in Exhibit E (as modified from time to time) which has as its principal function the analysis of expression profiles of unknown compounds, conditions and traits by determining similarities and differences with the expression profiles of known compounds, conditions and traits stored within a Coherent Database and which has a database architecture for the storage, retrieval and analysis of high throughput Gene Expression data. Resolver may also include a "plug and play" ability to import


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

Gene Expression data compiled from other Gene Expression software platforms and modules developed by either Party to allow for extensions and add-ons, as well as provision for both horizontal and vertical integration. [***]

         "RESOLVER PLATFORM" means certain Third Party computer hardware and software configurations necessary for Resolver operation.

          "ROSETTA COLLABORATION INVENTION" means a Collaboration Invention conceived or made by employees or agents of Rosetta solely or jointly other than with an employee or agent of Agilent.

         "ROSETTA KNOW-HOW" means all scientific, technical and engineering information which (i) Rosetta owns or controls or to which Rosetta has a license including the right of sublicense as of the Effective Date or during the Term,
(ii) Rosetta uses reasonable efforts to protect as a trade secret, (iii) is incorporated into or used in the design, development, manufacture, commercialization or use of any Collaboration Product or Collaboration Product Enhancement and (iv) is not publicly known or available and is not the subject of a patent application.

         "ROSETTA NON-COLLABORATION PRODUCT" means a Non-Collaboration Product offered to a Third Party by Rosetta.

         "ROSETTA PATENTS" means all patents including, without limitation, any substitutions, extensions, reissues, renewals, supplementary protection certificates and inventors' certificates, which have not been held invalid or unenforceable by a non-appealable or non-appealed decision of a court of competent jurisdiction and (ii) all patent applications filed in any jurisdiction, including, without limitation, any provisionals, divisionals, continuations, continuations-in-part, which, in the case of each of clause (i) and (ii) above (a) Rosetta owns, controls or has a license to (with the right to sublicense) as of the Effective Date or that cover Inventions or discoveries that are generated during the Term solely by Rosetta as a result of activities conducted pursuant to or in anticipation of the Business Plan and (b) which generically or specifically claim all or part of any Collaboration Product or Collaboration Product Enhancement, or a process for use in the design, development, manufacture, commercialization or use of any Collaboration Product or Collaboration Product Enhancement or intermediates used in such processes. Rosetta Patents as of the Effective Date are identified on Exhibit F.

         "ROSETTA TECHNOLOGY" means Rosetta Patents, Rosetta Know-How and Rosetta copyrights relating to any Collaboration Product or Collaboration Product Enhancement.

         "ROYALTY BEARING PORTION" means, when used in connection with the Pamela System, the Components thereof other than those sourced from a Third Party and offered in the Pamela System on a marginal value added basis (determined in reference to Agilent) and, when used in connection with Resolver, any separately priced Component or Components thereof which incorporate Agilent Technology.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

         "SHARED COMMERCIAL REVENUES" means Net Revenues from Commercial Sales of Resolver (and support and/or maintenance agreements in respect thereof), provided, however, Shared Commercial Revenue shall not include revenues from (i) the sale by Rosetta of consulting services and (ii) the sale or other disposition in Commercial Sales by Rosetta or Agilent, as the case may be, of the Resolver Platform, associated maintenance and support contracts for the Resolver Platform and services related to the installation of the Resolver Platform.

         "SHARED DESIGN REVENUES" means Net Revenues from the sale of Oligo Set Design Services.

         "SHARED TAP REVENUES" means Net Revenues from TAP Sales of Resolver (and support and/or maintenance agreements in respect thereof), provided, however, Shared TAP Revenues shall not include revenues from (i) the sale by Rosetta of consulting services and (ii) the sale or other disposition in TAP Sales by Rosetta or Agilent, as the case may be, of the Resolver Platform, associated maintenance and support contracts for the Resolver Platform and services related to the installation of the Resolver Platform.

         "STOCK PURCHASE AGREEMENT" means that certain Series D Preferred Stock Purchase Agreement dated as of the date hereof between Agilent and Rosetta.

         "TAP SALES" means a sale of one or more Collaboration Products or enhancements thereto to a Third Party pursuant to a contract (which may include, without limitation, a support and/or maintenance agreement) under which the Third Party, [***]. The Parties reasonably expect as of the Effective Date that TAP Sales will be made to the Third Parties identified on Exhibit G.

         "TERM" shall have the meaning ascribed thereto in Section 10.1 hereof.

         "THIRD PARTY" means any individual or entity other than Rosetta, Agilent or Affiliates of either.

         "UNIVERSITY OF WASHINGTON LICENSE AGREEMENT" means the license agreement between Rosetta and the University of Washington dated as of September 1, 1997, and as amended as of January 28, 1998.

2.       RIGHTS, OBLIGATIONS AND LICENSES

         2.1      RIGHTS AND OBLIGATIONS REGARDING COLLABORATION PRODUCTS

                  (A) RESOLVER. Resolver shall be exclusively offered to Third Parties by Agilent according to the Product Plan therefor developed by the Parties hereunder. Agilent shall not, at any time during the Term, directly or indirectly, sell or offer to sell to Third Parties (i) the Pamela System bundled with any software for Gene Expression profiling other than Resolver, (ii)


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

any software functionally similar to, or competitive with, Resolver (iii) Populated Databases or (iv) consulting services or products (except as expressly permitted hereunder) related to the operation or use of Resolver, including but not limited to Populated Databases and Custom Partnering Tools provided, however, this clause (iv) shall not prohibit services provided under agreements for TAP Sales and/or Resolver maintenance and support agreements.

                  (b) OLIGO SET DESIGN SERVICES. Oligo Set Design Services shall be exclusively offered by Agilent to Third Parties according to the Product Plan therefor developed by the Parties hereunder.

                  (c) ARRAYS. Arrays shall be exclusively offered to Third Parties by Agilent according to the Product Plan therefor developed by the Parties hereunder.

                  (d) PAMELA SYSTEM. The Pamela System shall be exclusively offered to Third Parties by Agilent according to the Product Plan therefor developed by the Parties hereunder. Rosetta shall not, at any time during the Term, directly or indirectly, sell or offer to sell to Third Parties any product competitive with the Pamela System or any Component thereof including, without limitation, Feature Extraction Software.

         2.2       RIGHTS AND OBLIGATIONS REGARDING NEW PRODUCTS.

                  (a) NEW PRODUCTS DEVELOPED BY ROSETTA. In the event that Rosetta from time to time during the Term elects to undertake and completes sufficient research activities in the Collaborative Field related to the development of a new or improved product or service with Distinct Functionality (a "Rosetta New Product") and the functionality of such Rosetta New Product has been scientifically and financially validated by Rosetta in good faith pursuant to reasonable methodologies, the following procedure shall apply:

                           (i) NOTICE TO AGILENT.  Rosetta shall provide
Agilent with a proposal a ("Rosetta New Product Proposal") which (A) provides data (scientific and financial) regarding the Rosetta New Product sufficient to demonstrate that the product or service has Distinct Functionality, (B) specifically identifies Agilent Technology, if any, incorporated or reasonably expected to be incorporated in such Rosetta New Product and (C) proposes a development plan therefor.

                           (ii) FIRST RIGHT OF NEGOTIATION. Agilent shall have
the first right of negotiation for an exclusive arrangement with Rosetta regarding the Rosetta New Product.

                           (iii) EXERCISE OF RIGHT OF NEGOTIATION. Agilent shall
have one opportunity to exercise its first right of negotiation by providing Rosetta, within thirty (30) days of Agilent's receipt of the Rosetta New Product Proposal, an executed letter of intent setting forth the terms and conditions under which Agilent would agree to participate in the design, development, manufacture and commercialization of the Rosetta New Product, provided, however, the Parties understand and agree that if the Rosetta New Product relates to the design, development, manufacture or use of an Array, the terms and conditions of any such letter of intent shall, in the event such Rosetta New Product constitutes an Array not then currently


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

offered as a Collaboration Product, include, at a minimum, a royalty to be paid to Rosetta in an amount not less than [***] nor greater than [***] of the Net Revenues from the sale of such Rosetta New Product.

                           (iv) FAILURE TO REACH AN AGREEMENT. In the event
Agilent does not provide such executed letter of intent within such thirty (30) day period, or in the event that the Parties cannot within the thirty (30) day period following Rosetta's receipt of such executed letter of intent reach agreement on the final terms and conditions of such exclusive arrangement after negotiations taking into account in good faith each Party's collaborative interests (including, without limitation, factors such as development, marketing and sales responsibilities, market sizes, margins, cost of manufacture and price comparables), Rosetta shall have the right, subject to Section 2.3 hereof, to continue the design, development, manufacture and commercialization or use of such Rosetta New Product internally, or to enter into an arrangement with a Third Party in respect of such Rosetta New Product on terms which, taken as a whole, are better to Rosetta than the terms specified in any letter of intent delivered to Rosetta by Agilent in connection with such Rosetta New Product Proposal. Any such arrangement with a Third Party shall be subject to the terms of this Agreement relating to licensing of Agilent Technology, if any, contained therein or used in the design, development, manufacture or commercialization thereof. Upon the execution of any agreement relating to such arrangement with a Third Party, the Rosetta New Product shall be deemed a "Non-Collaboration Product," provided, however, in no event will Non-Collaboration Product include any product or service which was not included in a Rosetta New Product Proposal.

                           (v) DESIGNATION AS COLLABORATION PRODUCT.  Upon
agreement with respect to the terms and conditions under which the Rosetta New Product will be exclusively designed, developed, manufactured and commercialized by the Parties, such Rosetta New Product will be deemed a Collaboration Product and the Parties shall amend this Agreement to include the agreement of the Parties related to such Collaboration Product.

                  (b) NEW PRODUCTS DEVELOPED BY AGILENT. In the event that Agilent from time to time during the Term elects to undertake and completes sufficient research activities in the Collaborative Field related to the development of a new or improved product or service with Distinct Functionality and such product or service is (y) within the areas of Engineering Responsibility assigned to Rosetta pursuant to Section 4.2(a) hereof or (z) incorporates or is reasonably expected to incorporate Rosetta Technology (an "Agilent New Product"), and the functionality of such Agilent New Product has been scientifically and financially validated by Agilent in good faith pursuant to reasonable methodologies, the following procedure shall apply:

                           (i) NOTICE TO ROSETTA. Agilent shall provide Rosetta
with a proposal ("Agilent New Product Proposal") which (A) provides data (scientific and financial) regarding the Agilent New Product sufficient to demonstrate that the product or service has Distinct Functionality, (B) specifically identifies Rosetta Technology, if any, incorporates or reasonably expected to be incorporated in such Agilent New Product and (C) proposes a development plan therefor.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                           (ii) FIRST RIGHT OF NEGOTIATION. Rosetta shall have
the first right of negotiation for an exclusive arrangement with Agilent regarding the Agilent New Product.

                           (iii) EXERCISE OF RIGHT OF NEGOTIATION. Rosetta shall
have one opportunity to exercise its first right of negotiation by providing Agilent, within thirty (30) days of Rosetta's receipt of the Agilent New Product Proposal, an executed letter of intent setting forth the terms and conditions under which Rosetta would agree to exclusively participate in the design, development, manufacture and commercialization of the Agilent New Product.

                           (iv) FAILURE TO REACH AN AGREEMENT. In the event
Rosetta does not provide such executed letter of intent within such thirty (30) day period, or in the event that the Parties cannot within the thirty (30) day period following Agilent's receipt of such executed letter of intent reach agreement on the final terms and conditions of such exclusive arrangement after negotiations taking into account in good faith each Party's collaborative interests (including, without limitation, factors such as development, marketing and sales responsibilities, market size, margins, costs of manufacture and price comparables), Agilent shall have the right, subject to Section 2.3 hereof, to continue the design, development, manufacture and commercialization or use of such Agilent New Product internally, or to enter into an arrangement with a Third Party in respect of such Agilent New Product on terms which, taken as a whole, are better to Agilent than the terms specified in any letter of intent delivered to Agilent by Rosetta in connection with such Agilent New Product Proposal. Any such arrangement with a Third Party shall be subject to the terms of this Agreement relating to the licensing of Rosetta Technology, if any, contained therein or used in the design, development, manufacture or commercialization thereof. Upon the execution of any agreement relating to such arrangement with a Third Party, the Agilent New Product shall be deemed a "Non-Collaboration Product," provided, however, in no event will Non-Collaboration Product include any product or service which was not included in an Agilent New Product Proposal, provided, further, in no event may any such Non-Collaboration Product be bundled with a Collaboration Product without the prior written consent of Rosetta (which consent will not be unreasonably withheld).

                           (v) DESIGNATION AS COLLABORATION PRODUCT. Upon
agreement with respect to the terms and conditions under which such proposed Agilent New Product will be exclusively designed, developed, manufactured and commercialized by the Parties, such Agilent New Product or will be deemed a Collaboration Product and the Parties shall amend this Agreement to include the agreement of the Parties related to such Collaboration Product.

         2.3      CANNIBALISTIC TECHNOLOGY.

                  (a) In the event Agilent, with respect to a Rosetta New Product Proposal, or Rosetta, with respect to an Agilent New Product Proposal, shall reasonably and in good faith determine that such a New Product Proposal involves a Cannibalistic Technology, Agilent or Rosetta, as the case may be, shall have the right by written notice to require that the other cease all efforts to commercialize the Agilent New Product or the Rosetta New Product, as the case may be, during the Term.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                  (b) If a Collaboration Product Enhancement or idea therefor developed by a Party would, if incorporated into a product (the "Cannibalizing Product") for which such Party has Engineering Responsibility, be a Cannibalistic Technology with regard to a Collaboration Product under the Engineering Responsibility of the other Party (the "Cannibalized Product"), the Party with such Collaboration Product Enhancement or idea therefor shall prior to any such incorporation, notify the other Party thereof. Thereafter, the Party with Engineering Responsibility for the Cannibalized Product shall have the right to block the other Party from incorporating the Collaboration Product Enhancement into the Cannibalizing Product.

         2.4      COLLABORATION PRODUCT ENHANCEMENTS.

                  (a) GENERAL. Collaboration Product Enhancements developed during the Term and ideas for Collaboration Product Enhancements shall, subject to Section 2.4(b) hereof, [***]. The Party with a Collaboration
Product Enhancement or idea therefor will provide it to the Party with Engineering Responsibility for the Collaboration Product to which such enhancement or idea applies. Such responsible Party shall decide whether further development of such Collaboration Product Enhancement or idea therefor is warranted. The Party with an idea for a Collaboration Product Enhancement is not obligated to develop it, but is obligated to provide all information in its possession related thereto to the Party with Engineering Responsibility for the Collaboration Product to which it applies. Further development shall be by the Party with Engineering Responsibility therefor, provided, however, if the Party with Engineering Responsibility wants the other Party to do further development, the Parties shall negotiate in good faith regarding reimbursement for the expense of such further development. [***]

                  (b) THE PAMELA SYSTEM. Within fifteen (15) days of the Effective Date, Rosetta and Agilent will meet to identify the technology held by each Party with respect to certain potential enhancements and refinements that Rosetta has developed and proposes be incorporated into the current Pamela System (the "Rosetta Proposed Pamela Enhancements"). At least five (5) days prior to the meeting, Rosetta will inform Agilent in writing of the technology fields to be discussed. At such meeting Rosetta will deliver to Agilent a written description of the Rosetta Proposed Pamela Enhancements, and Agilent will deliver to Rosetta a written description of any products, product features, enhancements or refinements that it has developed for incorporation into the Pamela System (the "Agilent Proposed Pamela Developments"). On or prior to the ninetieth (90) day following the Effective Date, Agilent shall notify Rosetta in writing whether the Rosetta Proposed Pamela Enhancements, taken together, will or will not be licensed by Agilent. In the event Agilent shall elect to license such Rosetta Proposed Pamela Enhancements, Agilent shall be required to pay Rosetta, in accordance with
Section 7.7 hereof, a royalty equal to [***] of the Net Revenues associated with the Royalty Bearing Portion of the Pamela System. In the event Agilent shall elect not to license such Rosetta Proposed Pamela Enhancements, Rosetta shall be free, notwithstanding any term or condition herein to the contrary (including, without limitation, 2.1(d)), to enter into an


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

arrangement with a Third Party or Third Parties with respect to the design, development, manufacture, commercialization or use of any or all of such Rosetta Proposed Pamela Enhancements or any enhancements or refinements thereto and, notwithstanding any term or condition herein to the contrary, Agilent shall have no rights of any kind with respect to, nor shall it use, any of such Rosetta Proposed Pamela Enhancements or any enhancements or refinements thereto, provided, however, the foregoing shall not restrict the use by Agilent in the Pamela System or otherwise of the Agilent Proposed Pamela Developments or any enhancements or refinements thereto.

         2.5 NON-COLLABORATION PRODUCTS. Subject to Section 2.3 and Section 2.7(b) (in the case of Rosetta) and 2.6(b) (in the case of Agilent), each Party is free to design, develop, manufacture, commercialize and use its Non-Collaboration Products as it desires without the interference or consent of the other Party, and such other Party will not be required in any manner to provide support or service for any such Non-Collaboration Product. Where the design, development, manufacture or use of any Non-Collaboration Product requires the use of Agilent Patents in the case of Rosetta, or Rosetta Patents in the case of Agilent, Rosetta or Agilent, as the case may be, shall agree to a reasonable royalty arrangement which will allow such Non-Collaboration Product to be brought to market. The term of any royalty payment obligation shall be as set forth in Section 2.7(b)(ii) (in the case of payments to Agilent by Rosetta) and 2.6(b)(ii) (in the case of payments to Rosetta by Agilent). Each Party shall have the right to exploit Joint Collaboration Inventions outside the Collaborative Field without accounting to the other.

         2.6      LICENSES TO AGILENT

                  (a)      COLLABORATION PRODUCTS

                           (i) RESOLVER. Subject to the terms and conditions
of this Agreement (including, without limitation, Section 7 hereof), Rosetta hereby grants to Agilent a worldwide (outside of [***]) license, co-exclusive with Rosetta, in, to and under the Rosetta Technology to market, distribute, offer for sale, sell, support and use for internal purposes Resolver in the Agilent Field; provided, however, that the license in, to and under the [***] granted to Agilent in this Section 2.6(a)(i) shall be solely limited to a worldwide (outside of [***]), non-exclusive license to use Resolver. [***] No right is hereby granted to Agilent to decompile, reverse engineer or prepare derivative works of Resolver. Rosetta represents that it has not heretofore granted, and during the Term shall not grant, any other licenses in, to and under the Rosetta Technology that would grant the licensee the right to market, distribute, offer for sale, sell or support Resolver except within the Excluded Field or except outside the Agilent Field. Agilent may, with the prior written consent of Rosetta, sublicense the distribution rights to Resolver set forth above. No other license rights granted to Agilent under this subsection 2.6(a)(i) may be sublicensed or transferred by Agilent. Rosetta will provide source code and documentation with respect to Resolver to an escrow agent under terms set forth in Section 6.10 of this Agreement.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                           (ii) ARRAYS. Subject to the terms and conditions of
this Agreement (including, without limitation, Section 7 hereof) and the University of Washington License Agreement, Rosetta hereby grants to Agilent (A) a worldwide license, co-exclusive with Rosetta in, to and under the Inkjet Technology and such aspects of the Rosetta Technology that pertain to the fabrication of Arrays to develop and use Arrays for internal use [***], (B) a worldwide exclusive license in, to and under the Inkjet Technology and such aspects of the Rosetta Technology that pertain to the fabrication of Arrays to manufacture for sale, market, offer for sale and sell Arrays [***] and (C) a worldwide non-exclusive license in, to and under the Inkjet Technology and such aspects of the Rosetta Technology that pertain to the fabrication of Arrays to develop, manufacture for sale, market, offer for sale and sell Arrays in the field of Diagnostic Products. Rosetta represents that it has not heretofore granted, and during the Term shall not grant, any other licenses in, to and under the Inkjet Technology or such aspects of the Rosetta Technology that pertain to the fabrication of Arrays that would grant the licensee the right to develop, manufacture for commercial sale, market, offer for sale, sell or use Arrays except outside the Agilent Field. Agilent may sublicense the manufacturing and the distribution rights granted to it under this subsection 2.6(a)(ii) to any Affiliate or to the entities indicated on Exhibit H and, with the prior written consent of Rosetta (not to be unreasonably withheld), to any other Third Party. No other license rights granted to Agilent pursuant to this
Section 2.6(a)(ii) may be sublicensed or transferred by Agilent.

                           (iii) OLIGO SET DESIGN SERVICES. Subject to the terms
and conditions of this Agreement (including, without limitation, Section 7 hereof), Rosetta hereby grants to Agilent a worldwide (outside of [***]) license, co-exclusive with Rosetta in, to and under the Oligo Set Design Technology and such aspects of the Rosetta Technology incorporated into Oligo Set Design Services and enhancements and refinements thereto that pertain to the choice and layout of oligonucleotides on Arrays, to develop, market, offer for sale and sell oligo set design methods and techniques applicable to Oligo Set Design Services in the Agilent Field. No right under the Rosetta Technology is hereby granted to Agilent to develop, market, offer for sale and sell oligo set design methods and techniques applicable to Oligo Set Design Services outside the Agilent Field. Rosetta represents that it has not heretofore granted, and during the Term shall not grant, any licenses in, to and under the Oligo Set Design Technology that would grant the licensee the right to develop, market, offer for sale or sell oligo set design methods and techniques applicable to Oligo Set Design Services except outside the Agilent Field. No license rights granted to Agilent under this subsection 2.6(a)(iii) may be sublicensed or transferred except with the written consent of Rosetta (not to be unreasonably withheld).

                           (iv) PAMELA SYSTEM. Subject to the terms and
conditions of this Agreement (including, without limitation, Section 7 hereof), Rosetta hereby grants to Agilent, commencing on the date that Agilent shall elect to license the Rosetta Proposed Pamela Enhancements pursuant to and in accordance with Section 2.4(b), a worldwide license, co-exclusive with Rosetta, in, to and under the Rosetta Technology to develop, use, manufacture, market, offer for sale, sell and support the Rosetta Proposed Pamela Enhancements and any enhancements and refinements thereto with the Pamela System. No right is hereby granted in the Rosetta Proposed Pamela Enhancements in the event Agilent shall elect not to license the Rosetta


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

Proposed Pamela Enhancements under Section 2.4(b). Subject to the terms and conditions of this Agreement (including, without limitation, Section 7 hereof), Rosetta hereby grants to Agilent a worldwide non-exclusive license in, to and under the Rosetta Technology (except for the Rosetta Proposed Pamela Enhancements) to develop, use, manufacture, market, offer for sale, sell and support the Pamela System (to the extent any Rosetta Technology is incorporated into the Pamela System) in the Agilent Field. Agilent may sublicense the manufacturing and distribution rights granted to it under this Section 2.6(a)(iv) except to the extent any Rosetta Technology shall be incorporated into the Pamela System, in which event Agilent may sublicense such rights to any Affiliate or to the entities indicated on Exhibit I and, with the prior written consent of Rosetta (not to be unreasonably withheld), to any other Third Party.

                           (v) NEW PRODUCTS. Subject to the terms and conditions
of this Agreement (including, without limitation, Section 7 hereof), Rosetta hereby grants to Agilent a worldwide, non-exclusive license in, to and under the Rosetta Technology to develop Agilent New Products.

                           (vi) EXCLUDED GRANTS. Notwithstanding the license
grants set forth in Sections 2.6(a)(i) through 2.6(a)(v) and Sections 10.3 and 10.4, no license in, to or under the Rosetta Technology is granted to Agilent with respect to the Excluded Field.

                           (vii) AGREEMENT TO NOTIFY OF PATENT COVERAGE. Rosetta
will notify Agilent in writing at the time Rosetta proposes to incorporate subject matter claimed in a Rosetta Patent that was first applied for prior to or during the Term into a Collaboration Product or Collaboration Product Enhancement, or to practice such a Rosetta Patent in the development or manufacture of a Collaboration Product or Collaboration Product Enhancement, or at the time Rosetta learns that such Rosetta Patent covers a Collaboration Product or Collaboration Product Enhancement.

                  (b)      NON-COLLABORATION PRODUCTS.

                           (i) ROSETTA KNOW-HOW LICENSE. Subject to the terms
and conditions of this Agreement (including, without limitation, Section 7 hereof), Agilent shall have, and Rosetta hereby grants to Agilent, a worldwide (outside of [***]), non-exclusive license to Rosetta Know-How to develop, make, have made, use, import, offer for sale, sell and support, in the Agilent Field, all Agilent Non-Collaboration Products that include Rosetta Know-How for so long as such Rosetta Know-How incorporated therein is material to the design, development, manufacture or use of such Agilent Non-Collaboration Products and Agilent shall, for the duration of such period (but in no event to exceed the [***] anniversary of the Expiration Date or Early Termination Date, as the case may be), pay to Rosetta the royalty required pursuant to Section 2.5 hereof, provided, however, that no right is hereby granted to Agilent to reverse engineer, decompile or prepare derivative works of Resolver. Upon request from Agilent, Rosetta will use reasonable business efforts to provide to Agilent such Rosetta Know-How or to allow Agilent access to such Rosetta Know-How in a reasonable format, subject to Agilent's continued compliance with Article 9 hereof.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                           (ii) ROSETTA PATENT LICENSE. Subject to the terms and
conditions of this Agreement (including, without limitation, Section 7 hereof), Agilent shall have, and Rosetta hereby grants Agilent, a worldwide (outside of [***]), non-exclusive license to develop, make, have made, use, import, offer for sale, sell and support in the Agilent Field, Agilent Non-Collaboration Products that include Invention(s) covered by Rosetta Patents for the duration of the term of any valid patent within the Rosetta Patents covering such Agilent Non-Collaboration Product, and Agilent shall, for the duration of such period, pay to Rosetta the royalty required pursuant to Section 2.5 hereof.

                  (c) RETAINED RIGHTS. All rights in Rosetta Technology not expressly granted to Agilent in this Agreement are retained exclusively by Rosetta.

         2.7      LICENSES TO ROSETTA

                  (a)      COLLABORATION PRODUCTS.

                           (i) RESOLVER. Subject to the terms and conditions of
this Agreement (including, without limitation, Section 7 hereof), Agilent hereby grants to Rosetta a worldwide license, co-exclusive with Agilent, in, to and under the Agilent Technology to develop, use, manufacture, market, distribute, offer for sale, sell, reproduce, prepare derivative works of Resolver, display and perform publicly, and support Resolver (to the extent any Agilent Technology is incorporated into Resolver) provided that no right under the Agilent Technology is granted to Rosetta to develop, use, manufacture, market, distribute, offer for sale, sell, reproduce, prepare derivative works, display and perform publicly, and support Resolver (to the extent any Agilent Technology is incorporated into Resolver) in connection with [***]. Rosetta may sublicense the manufacturing rights granted to it under this Section 2.7(a)(i) except to the extent any Agilent Technology shall be incorporated into Resolver, in which event Rosetta may sublicense such rights only with the prior written consent of Agilent (such consent not to be unreasonably withheld).

                           (ii) ARRAYS. Subject to the terms and conditions of
this Agreement (including, without limitation, Section 7 hereof), Agilent hereby grants to Rosetta a worldwide license, co-exclusive with Agilent, in, to and under Agilent Technology, to design, develop, use, support, and manufacture Arrays for internal use only (internal use includes, without limitation, the right to use Arrays in providing commercial services to Third Parties). Agilent represents that it has not heretofore granted, and during the Term shall not grant, any licenses in, to and under the Agilent Technology that would grant the licensee the right to design, develop, manufacture, sell or use Arrays.

                           (iii) OLIGO SET DESIGN SERVICES. Subject to the terms
and conditions of this Agreement (including, without limitation, Section 7 hereof), Agilent hereby grants to Rosetta a worldwide license, co-exclusive with Agilent, in, to and under the Agilent Technology to develop, market, offer for sale, sell and use oligo set design methods and techniques applicable to Oligo Set Design Services. No right under the Agilent Technology is hereby granted to Rosetta to develop, market, offer for sale and sell oligo set design methods and techniques applicable to Oligo Set Design Services in connection with [***]. Agilent represents that it has


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

not heretofore granted, and during the Term shall not grant, any licenses under the Agilent Technology that would grant the licensee the right to develop, market, offer for sale, sell or use oligo set design methods and techniques applicable to Oligo Set Design Services. No license rights granted to Rosetta under this subsection 2.7(a)(iii) may be sublicensed or transferred except with the written consent of Agilent (not to be unreasonably withheld).

                           (iv) PAMELA SYSTEM. Subject to the terms and
conditions of this Agreement, Agilent hereby grants to Rosetta a royalty-free license in, to and under the Agilent Technology to use for internal purposes (including, without limitation, the right to use the Pamela System in providing commercial services to Third Parties) only the Pamela Systems delivered to Rosetta by Agilent pursuant to Section 7.5 hereof except for within the Excluded Field and except in connection with [***].

                           (v) NEW PRODUCTS. Subject to the terms and conditions
of this Agreement (including, without limitation, Section 7 hereof), Agilent hereby grants to Rosetta a worldwide, non-exclusive license in, to and under the Agilent Technology to develop Rosetta New Products.

                           (vi) AGREEMENT TO NOTIFY OF PATENT COVERAGE. Agilent
will notify Rosetta in writing at the time Agilent proposes to incorporate subject matter claimed in an Agilent Patent that was first applied for prior to or during the Term into a Collaboration Product or Collaboration Product Enhancement, or to practice such an Agilent Patent in the development or manufacture of such a Collaboration Product or Collaboration Product Enhancement, or at the time Agilent learns that such an Agilent Patent covers such a Collaboration Product or Collaboration Product Enhancement.

                  (b)      NON-COLLABORATION PRODUCTS.

                           (i) AGILENT KNOW-HOW LICENSE. Subject to the terms
and conditions of this Agreement (including, without limitation, Section 7 hereof), Rosetta shall have, and Agilent hereby grants to Rosetta, a worldwide, non-exclusive license to develop, make, have made, use, import, offer for sale, sell and support for Gene Expression purposes only, all Rosetta Non-Collaboration Products that include Agilent Know-How for so long as such Agilent Know-How incorporated therein is material to the design, development, manufacture or use of such Rosetta Non-Collaboration Products and Rosetta shall, for the duration of such period (but in no event to exceed the [***] anniversary of the Expiration Date or Early Termination Date, as the case may be) pay to Agilent the royalty required pursuant to Section 2.5 hereof. Upon request from Rosetta, Agilent will use reasonable business efforts to provide to Rosetta such Agilent Know-How or to allow Rosetta access to such Agilent Know-How in a reasonable format, subject to Rosetta's continued compliance with Article 9 hereof.

                           (ii) AGILENT PATENT LICENSE. Subject to the terms and
conditions of this Agreement (including, without limitation, Section 7 hereof), Agilent hereby grants Rosetta a worldwide, non-exclusive license to develop, make, have made, use, import, offer for sale, sell and support for Gene Expression purposes only, Rosetta Non-Collaboration Products that include Invention(s) covered by Agilent Patents for the duration of the term of any valid patent within the


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

Agilent Patents covering such Rosetta Non-Collaboration Product, and Rosetta shall, for the duration of such period, pay to Agilent the royalty required pursuant to Section 2.5 hereof.

                  (c) RETAINED RIGHTS. All rights in Agilent Technology not expressly granted to Rosetta in this Agreement are retained exclusively by Agilent.

         2.8 FUTURE THIRD PARTY LICENSES. After the Effective Date, if either Agilent or Rosetta believes that additional intellectual property or technology controlled by a Third Party ("Third Party Technology") is required or desirable in order to proceed without interference in the design, development, manufacture, commercialization or use of one or more Collaboration Products and the consideration required to acquire rights with respect to such Third Party Technology would in the reasonable estimation of either Party materially deprive such Party of the benefit of its bargain hereunder, then the Parties will collectively determine whether to seek a license to such Third Party Technology, and if so, on what terms.

         2.9 OLIGO SET DESIGN FUNCTIONALITY. No later than thirty (30) days after the Effective Date, Rosetta and Agilent will meet to identify the technology held by each Party with respect to oligo set design methods and techniques. On or prior to sixty (60) days following the Effective Date, Agilent and Rosetta shall, based on the technology previously disclosed and market considerations, determine the oligo set design functionality that will initially be included in the Pamela-Resident Set Design Software and in the Oligo Set Design Services offered hereunder. The Parties shall decide, in good faith, whether such determination shall merit an adjustment to the revenue sharing or royalty arrangements hereunder.

3.       COLLABORATION MANAGEMENT

         3.1 COLLABORATION PLANNING. Implementation of the design, development, manufacture and commercialization of the Collaboration Products will be guided by [***]. The planning and review process will include preparation of a written business plan (the "Business Plan") which will provide, among other things, [***]. The Parties will use reasonable business efforts to complete the initial Business Plan by the end of the third month following the Effective Date. [***] The process will be managed by the Collaboration Managers of both Parties, who shall designate Business Planning Teams representing the functional areas of Marketing/Sales/Support, Research and Development, Manufacturing and Finance.

         3.2 COLLABORATION MANAGEMENT. The purpose of the collaboration management structure set forth below is to coordinate and expedite the design, development, manufacture,


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

commercialization and use of Collaboration Products. Each Party shall assign individuals from within their respective organizations to each of the following positions. Each Party may, in its sole discretion, replace the assigned individuals at any time as necessary.

                  (a)      EXECUTIVE SPONSORS.

                           (i) APPOINTMENT; MEETINGS. Within ten (10) days of
the Effective Date, each Party shall appoint one (1) individual to be its executive sponsor ("Executive Sponsor") for the collaboration under this Agreement. Each Party's Executive Sponsor shall be a senior executive of such Party with the authority to make binding commitments on behalf of such Party with respect to its rights and responsibilities hereunder.

                           (ii) RESPONSIBILITIES. The Executive Sponsors shall
have the following specific responsibilities:

                                    (1) approving the Business Plan, by
execution thereof in writing;

                                    (2) settling disputes or disagreements that
cannot be resolved by the Collaboration Managers; and

                                    (3) performing such other functions as
appropriate to further the purposes of this Agreement as determined by the Parties.

                           (iii) DECISION-MAKING. The Executive Sponsors shall
make decisions by unanimous vote. Whenever the Executive Sponsors are unable to reach a consensus on a particular issue, such issue shall be discussed not less than twice during consecutive meetings in order to ensure that all aspects and concerns of both Parties are thoroughly reviewed and considered. If after such discussions, the Executive Sponsors are still not able to reach a consensus on such issue, the Parties shall be required to undertake the dispute resolution procedures set forth in Article 12 hereof.

                  (b)      COLLABORATION MANAGERS.

                           (i) APPOINTMENT; MEETINGS. Within ten (10) days of
the Effective Date, each Party shall appoint one (1) individual to be its Collaboration Manager. The Collaboration Managers shall meet not less than monthly during the Term, unless otherwise mutually agreed by the Parties. Meetings of the Collaboration Managers will be held alternately at the facilities of the Parties in Palo Alto, California, or Kirkland, Washington, or by teleconference. Each Party's employees and agents involved in the collaboration set forth herein shall, prior to such meeting, report to the Collaboration Managers on all relevant issues relating to the design, development, manufacture, commercialization and use of the Collaboration Products. Minutes of the meetings of the Collaboration Managers shall be prepared alternately by the Parties and such minutes shall promptly thereafter be provided to the Executive Sponsors for review.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                           (ii) RESPONSIBILITIES. The Collaboration Managers
shall have general responsibility for preparation of the Business Plan and the design, development, manufacture, commercialization and use of Collaboration Products as expeditiously as practicable. The initial Business Plan shall be completed by the Collaboration Managers within ninety (90) days of the Effective Date. The Collaboration Managers shall also have the following specific responsibilities:

                                    (1) directing the process of preparing the
product plan (each, a "Product Plan") for each Collaboration Product.

                                    (2) updating and revising the Business Plan
annually or as mutually agreed;

                                    (3) monitoring and reviewing the progress of
research, development, manufacturing, marketing, distribution and finance activities in order to ensure that satisfactory progress is being made with respect to the execution of the Business Plan and Product Plans;

                                    (4) discussing and agreeing upon remedial
measures if a Collaboration Manager determines that the progress in respect of implementation of a Product Plan is unsatisfactory;

                                    (5) settling disputes or disagreements that
cannot be resolved by the Product Managers;

                                    (6) performing such other functions as

appropriate to further the purposes of this Agreement as determined by the Parties.

                           (iii) DECISION-MAKING. Decisions of the Collaboration
Managers shall be made by unanimous vote. If the Collaboration Managers become deadlocked on an issue, the issue shall be presented to the Executive Sponsors for resolution.

                  (c) PRODUCT MANAGERS. Each Party shall appoint one of its employees as a Product Manager for each Collaboration Product. Such Product Manager will be responsible for overseeing the day-to-day operations of such Party with respect to the Collaboration Product for which he or she is responsible, and for facilitating the achievement of agreed development milestones for such Collaboration Product. A Product Manager may be responsible for more than one Collaboration Product.

                  (d) PROJECT TEAMS. Wherever practical, the Collaboration Managers may, after consulting with an employee's immediate supervisor, consider teaming employees from one Party to assist the other in areas where those employees have relevant experience, provided that any disagreements regarding staffing with respect to any Collaboration Product that cannot be resolved between the Collaboration Managers will be resolved by the Party to whom Engineering Responsibility is assigned in Sections 4.2(a) and 4.2(b).


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

4.       COLLABORATION DEVELOPMENT

         4.1 SCOPE. The Parties agree to use the [***]. Each Product Plan will contain, among other things, a Development Plan, a Marketing/Sales/Support Plan and a Manufacturing Plan, and will provide processes for the implementation and review of such plans in a consistent and logical framework. A copy of the [***] has been provided to Rosetta prior to the Effective Date.

         4.2      ALLOCATION OF ENGINEERING RESPONSIBILITIES.

                  (a) ROSETTA RESPONSIBILITIES. Rosetta will have Engineering Responsibility for Resolver and Oligo Set Design Services, and integration of each thereof into other Collaboration Products. Solely for purposes of Section 2.2(b) hereof, Rosetta will also have Engineering Responsibility for any software (other than Feature Extraction Software) for Gene Expression profiling.

                  (b) AGILENT RESPONSIBILITIES. Agilent will have Engineering Responsibility for the Pamela System, Arrays, Array manufacturing and overall system integration of Collaboration Products, subject to Rosetta's Engineering Responsibility as described in Section 4.2(a) hereof. Agilent will make recommendations for each element of a Collaboration Product regarding the performance characteristics thereof to ensure that all elements function as a complete system when assembled. Agilent shall offer to Rosetta a first right of negotiation for an exclusive arrangement with Agilent regarding any design, development, and manufacture of software (other than Feature Extraction Software) proposed by Agilent for Gene Expression profiling in connection with [***].

                  (c) ALLOCATION OF FURTHER RESPONSIBILITIES IN THE DEVELOPMENT PLANS. If Engineering Responsibility for a Collaboration Product is not specified by Sections 4.2(a) and 4.2(b) above, such responsibility will be specified in the Development Plan therefor as amended from time to time. The Collaboration Managers may mutually agree to assign Engineering Responsibility differently than provided in Sections 4.2(a) and 4.2(b) above on a case-by-case basis.

         4.3 DUE DILIGENCE. Each Party shall use diligent and reasonable business efforts to carry out development of each Collaboration Product in accordance with the mutually agreed Product Plans.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

5.       MANUFACTURING

         5.1      MANUFACTURING RESPONSIBILITIES

                  (a) MANUFACTURE BY ROSETTA. Rosetta shall be responsible for the manufacture and supply of Resolver and the supply of the Resolver Platform. Rosetta may, subject to Section 2.7(a)(i) hereof, engage Third Parties to manufacture Resolver and supply the Resolver Platform, provided that Rosetta retains ultimate responsibility for the final product.

                  (b) MANUFACTURE BY AGILENT. Agilent shall be responsible for the manufacture and supply of Arrays and the Pamela System. Agilent may, subject to Section 2.6(a)(iv) hereof, engage Third Parties to manufacture and supply Arrays, Components of Arrays or the Pamela System, provided that Agilent retains ultimate responsibility for the final product. Agilent may engage Rosetta to manufacture Arrays under terms to be agreed between the Parties.

         5.2      PRODUCTION PLANNING

                  (a) ESTABLISHMENT OF MANUFACTURING CAPACITY. The Manufacturing Plan shall be designed to ensure sufficient supply of all Collaboration Products to satisfy market demand.

                  (b) In the event the Parties determine it desirable to share Array manufacturing responsibilities, the Parties shall enter into a manufacturing arrangement wherein Agilent shall grant Rosetta the necessary rights to make Arrays for Agilent on a mutually agreeable basis.

         5.3 DUE DILIGENCE. Each Party shall use diligent and reasonable business efforts in manufacturing the Collaboration Products for which such Party has manufacturing responsibility.

6.       MARKETING, SALES AND SUPPORT OF COLLABORATION PRODUCTS

         6.1 AGILENT RESPONSIBILITIES. Agilent shall have the responsibility and exclusive right to sell, distribute and support Arrays and the Pamela System. All such activities shall be conducted in accordance with the terms of this Agreement and the Product Plan for such Collaboration Products jointly developed and agreed by the Parties as provided in Article 3. Agilent's activities pursuant to this Section 6.1 shall be at its own expense.

         6.2 ROSETTA RESPONSIBILITIES. Rosetta shall have the responsibility and exclusive right to manufacture Resolver and to provide documentation and marketing literature therefor. Rosetta shall also have the responsibility to ship Resolver and provide support therefor. All such activities shall be conducted in accordance with the terms of this Agreement and the Product Plan for Resolver jointly developed and agreed by the Parties as provided in Article
3. Rosetta's activities pursuant to this Section 6.2 shall be at its own expense.

         6.3 SHARED RESPONSIBILITIES. Agilent and Rosetta will share responsibility for selling Resolver (including maintenance and support contracts) and Oligo Set Design Services for TAP


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

Sales and Commercial Sales, provided that the Parties hereby acknowledge and agree that Agilent will manage the customer interface and sales process for both TAP Sales and Commercial Sales.

         6.4      BRANDING.

                  (a) Rosetta will mark Resolver with appropriate "Rosetta" and "Resolver" trademarks. Subject to Agilent's internal trademark clearance procedures and corporate identity standards related to co-branding, Rosetta will during the Term also mark Resolver, or permit Agilent to mark Resolver, with the Agilent company and product trademarks as a prominent sub-brand.

                  (b) Subject to Agilent's internal trademark clearance procedures and corporate identity standards relating to co-branding, Agilent will mark, or allow Rosetta to mark, all IN SITU Arrays, all Oligo Deposited Arrays designed with the use of Rosetta's Oligo Set Design Services and all other Arrays incorporating any Rosetta Technology with appropriate "Rosetta" trademarks as a prominent sub-brand.

         6.5 DISTRIBUTORS. Subject to the terms and conditions of this Agreement, Agilent will have the right to use Affiliates and the Third Parties indicated on Exhibit J to distribute Resolver and to distribute and support other Collaboration Products around the world. Agilent may also use Third Parties not indicated on Exhibit J to distribute Resolver and to distribute and support other Collaboration Products around the world with the prior written consent of Rosetta (not to be unreasonably withheld).

         6.6 PACKAGING AND LABELING. The Collaboration Products shall be packaged and labeled consistent with the requirements of the applicable laws of the countries where a Collaboration Product is sold.

                  (a) The Parties agree to discuss patent marking on a case-by-case basis prior to product introduction in accordance with the Parties' internal guidelines on patent marking to preserve patent rights and rights to damages in the event of infringement. If applicable, such patent marking shall identify Agilent and Rosetta as the manufacturers of such Collaboration Product.

                  (b) The Parties agree to label Collaboration Products consistent with the requirements of licenses granted by Third Party licensors if applicable.

         6.7 ADVERTISING, PROMOTIONAL AND EDUCATIONAL MATERIALS. The Parties shall in the Business Plan establish guidelines for the use of Agilent's and Rosetta's corporate names, logos and trademarks in written sales, promotional, educational and advertising materials relating to Collaboration Products. All such written and visual materials and all documentary information and promotional materials will portray Agilent, Rosetta and their respective corporate names, logos and trademarks in a manner consistent with their respective internal guidelines with respect thereto.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

         6.8 CUSTOMER SUPPORT. Agilent shall manage the customer interface and support process and shall provide a first level of support for all Collaboration Products. Rosetta will use reasonable business efforts to provide backup technical support to Agilent for any Collaboration Products using Rosetta Technology to the extent such technical support involves the incorporated Rosetta Technology. Rosetta shall provide support for Resolver and Oligo Set Design. Agilent will use reasonable business efforts to provide backup non-technical assistance to Rosetta in this endeavor with the understanding that Agilent is not obligated to provide any dedicated technical staffing for such efforts. The Collaboration Managers will agree on a mechanism by which Rosetta and Agilent will obtain direct end-user customer feedback regarding Collaboration Products.

         6.9 DUE DILIGENCE. Each Party shall use reasonable business efforts in marketing, promoting, selling and supporting the Collaboration Products according to its responsibilities as set out in this Agreement.

         6.10 SOFTWARE ESCROW. Upon the request of Agilent, Rosetta shall, pursuant to the Source Code Escrow Agreement attached as Exhibit K, place in escrow the source code of Resolver, the source code of any software product used in Oligo Set Design Services, and any other software product developed by Rosetta which is incorporated into, or becomes, a Collaboration Product. Should Agilent develop any software to be incorporated into Resolver, Agilent shall provide to Rosetta the source code and documentation related to such software.

7.       FINANCIAL AND COMMERCIAL TERMS

         7.1 EQUITY INVESTMENT. On the Effective Date, the Parties shall execute, deliver and perform (to the extent applicable) the Stock Purchase Agreement and Related Financing Documents.

         7.2 RESEARCH AND DEVELOPMENT FUNDING.

                  (a) FUNDING SCHEDULE. Agilent shall make [***] in research and development payments to Rosetta under this Agreement during the initial [***] of the Term as follows:

                  Agilent shall pay Rosetta [***] on the Effective Date, [***] on [***].

                  (b) ROSETTA RESEARCH AND DEVELOPMENT. Rosetta's research and development activities funded with amounts paid by Agilent pursuant to Section 7.2(a) shall initially focus on continuing development of Resolver, Oligo Set Design Services, Array design and Array manufacturing technologies. The research and development funding provided Rosetta hereunder is intended to support these efforts consistent with the agreed Business Plan.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

         7.3 LICENSE MAINTENANCE FEE. On the Effective Date, Agilent shall pay Rosetta [***] in consideration for the exclusive right to collaborate with Rosetta in respect of the Collaboration Products, and to maintain during the Term, subject to the terms and conditions of this Agreement, exclusive or co-exclusive, as the case may be, license rights in respect of Rosetta Technology used in the Collaboration Products pursuant to Section 2 hereof.

         7.4      REVENUE SHARING/ ROYALTIES

                  (a) REVENUE SHARING COLLABORATION PRODUCTS. During the Term, Agilent and Rosetta will allocate Shared Commercial Revenues, Shared TAP Revenues and Shared Design Revenues as provided in Exhibit L, provided, however, the Parties understand and agree that revenues from the sale or other disposition in TAP Sales and Commercial Sales by Rosetta or Agilent, as the case may be, of the Resolver Platform and maintenance and support contracts for the Resolver Platform shall not be allocated between the Parties, but that Agilent shall pay to Rosetta (and Rosetta shall be entitled to retain) all such revenues in their entirety, provided, further, the parties understand and agree that as of the Effective Date Rosetta is negotiating agreements in respect of the sale or other disposition of Resolver to DuPont Pharmaceuticals, Inc., [***], and in the event a sale or other disposition of Resolver results therefrom within ninety (90) days after the Effective Date, all Net Revenues associated therewith will not be allocated between the Parties but will be Rosetta's exclusively.

                  (b) ROYALTY-BEARING COLLABORATION PRODUCTS. During the Term and thereafter as provided in Section 10.3 or 10.4, as the case may be, Agilent will pay royalties to Rosetta on Net Revenues of the Collaboration Products as provided in Exhibit L.

         7.5      PROVISION OF PAMELA SYSTEM AND RESOLVER.

                  (a) PAMELA SYSTEM. Within ninety (90) days of the Effective Date, Agilent shall deliver to Rosetta [***] for use by Rosetta during the Term for internal purposes only. The Parties shall agree on a delivery schedule for additional Pamela Systems based on production schedules and customer demand. Rosetta shall reimburse Agilent for the manufacturing costs incurred by it in connection with each such Pamela System, provided, however, in no event shall such manufacturing costs for each such Pamela System exceed [***].

                  (b) RESOLVER. As soon as practicable after the Effective Date, Rosetta shall deliver to Agilent [***] and the applicable Resolver Platform for use by Agilent during the Term for internal purposes. Agilent shall, in consideration for such Resolver, reimburse Rosetta for the costs [***] incurred by Rosetta in connection with acquiring and configuring Resolver and the Resolver Platform, including costs associated with installation, documentation, training and support.

         7.6 BUNDLING AND PRICING. Agilent will, subject to the next following sentence, establish prices for Collaboration Products exclusively offered by Agilent that reflect in good faith the fair market value of each such Collaboration Product. Rosetta will establish the prices


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

for the Resolver Platform and maintenance and support contracts for the Resolver Platform and will otherwise assist Agilent in establishing prices for Resolver configurations and Oligo Set Design Services based on similar fair market value considerations. The Parties further understand and agree that certain Collaboration Products may be sold together as a kit or separately, as customers may require from time to time. In the event Collaboration Products bearing different royalty rates and non-royalty bearing Collaboration Products are sold together as a package, royalties shall be calculated based on that portion of the total purchase price reasonably determined by the Parties to be allocable to such royalty-bearing Collaboration Products taking into consideration the purchase price therefor when sold separately.

         7.7 PAYMENTS AND REPORTS. Agilent shall make written reports (consistent with GAAP or such other policies and practices as required by the AFM) and royalty and revenue sharing payments (including payment of all amounts related to the sale or other disposition in TAP Sales or Commercial Sales of the Resolver Platform and maintenance and support contracts for the Resolver Platform as provided in Section 7.4(a) hereof) to Rosetta within thirty (30) days after the close of each Agilent fiscal quarter during the Term. Such reports shall show for such fiscal quarter sales by Agilent, its Affiliates and sublicensees, if any, of Collaboration Products, details of the quantities of each Collaboration Product sold (including type and quantity of each category of Array), Net Revenues from sales of Collaboration Products on a product-by-product basis, trade discounts allowed and taken, and the revenue sharing and royalty amounts due to Rosetta thereon pursuant hereto. In the event Rosetta shall have sold any Collaboration Product or received any revenue in connection with a sale of a Collaboration Product (other than pursuant to the immediately preceding sentence), Rosetta shall likewise deliver to Agilent a written report (consistent with GAAP) within thirty days (30) days after the close of each Rosetta fiscal quarter during which any such Collaboration Product was sold or revenue received by Rosetta and pay over to Agilent, concurrent with the delivery of such report, any amounts received by Rosetta in connection with such sale or which were otherwise received, net of the royalty or revenue sharing amounts otherwise due Rosetta in connection therewith.

         7.8      ACCOUNTING AND AUDIT

                  (a) Agilent will follow Agilent's standard financial practices, processes and procedures as listed in the AFM. Rosetta will follow GAAP and will make reasonable efforts in respect of the preparation and delivery of reports required to be delivered to Agilent pursuant to Section 7.7 to follow Agilent's standard financial practices, processes and procedures as detailed in the AFM.

                  (b) Each Party may audit the financial records of the other Party for the limited purpose of ensuring compliance with the financial obligations of such other Party under this Agreement. Such an audit may be conducted not more often than annually, during regular business hours, and on reasonable advance notice. Such audit will be conducted by an independent auditor which will be obligated to keep strictly confidential the audited Party's financial records and other information. The auditor will disclose such information to the auditing Party only to the extent necessary to establish compliance or non-compliance with the audited Party's financial obligations and, if the latter, the magnitude of any discrepancy. The


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

auditing Party will pay the costs of such audit unless the audit shows that the audited Party is more than [***] delinquent in its obligations for the period of the audit as of the end of such period, in which case the audited Party will pay the costs of the audit.

         7.9      SUPPLY OF ARRAYS TO ROSETTA

                  For so long as Agilent shall offer for sale or sell Arrays, Agilent shall, in consideration for the licenses granted by Rosetta to Agilent pursuant to Articles 2 and 10 herein, sell and deliver Arrays to Rosetta upon Rosetta's request (and in accordance with Rosetta's reasonable specifications) for use by Rosetta at Rosetta's facilities. Agilent's standard terms of sale offered to other customers that purchase Arrays shall apply to sales to Rosetta (including any disclaimer of infringement of Third Party intellectual property rights), except that the price charged to Rosetta for such Arrays shall be the greater of (i) [***] or (ii) [***] , provided, however, [***], and Agilent shall [***]. The Arrays will be delivered on dates that are reasonable and mutually agreed, and Rosetta will, during the Term, provide Agilent every [***] a forecast of the number of Arrays it reasonably expects to purchase during the next following [***]. All such forecasts will be for the sole purpose of assisting Agilent in its product planning and will not constitute an obligation of Rosetta to purchase the quantities indicated. Agilent will invoice Rosetta for all Arrays purchased pursuant to this Section
7.9 promptly upon delivery of such Arrays to Rosetta. In no event will Agilent set off amounts owing to it by Rosetta under this Section 7.9 against amounts otherwise due and payable to Rosetta by Agilent hereunder.

         7.10     ADDITIONAL ITEMS

                  (a) Rosetta agrees to provide Agilent promptly after the Effective Date [***] in consideration for the payment to Rosetta of [***].

                  (b) Agilent agrees to provide Rosetta, when requested and available, an Agilent-manufactured [***] in consideration for payment to Agilent of its cost of fabrication.

                  (c) Rosetta shall obtain the right to sublicense Agilent under the University of Washington License Agreement.

                  (d) In the event Rosetta (or any agent of Rosetta) shall sell or otherwise dispose of any Resolver or Oligo Set Design Services to a Third Party located in [***], all Net Revenues associated with such sale or other disposition shall be allocated between the Parties in accordance with Section 7.4(a), and thereafter paid to Agilent by Rosetta in accordance with Section 7.7 hereof.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                  (e) Notwithstanding Sections 4.3, 5.3 and 6.9 hereof, Agilent will use at least the same level of effort and diligence as Agilent uses or in the past has used with respect to its own commercially successful products and on which Agilent places or has placed a priority, in proceeding with (i) the development, testing and manufacturing of Collaboration products for which it has Engineering Responsibility and manufacturing obligations hereunder, (ii) filing for or seeking regulatory approvals as may be determined in the Business Plan, and (iii) the subsequent marketing and sales of Collaboration Products.

8.       INTELLECTUAL PROPERTY OWNERSHIP; PROSECUTION AND RISK MANAGEMENT

         8.1      OWNERSHIP OF INVENTIONS.

                  (a) Rosetta Collaboration Inventions and any patents and patent applications on Rosetta Collaboration Inventions shall be owned by and assigned to Rosetta. Agilent Collaboration Inventions and any patents and patent applications on Agilent Collaboration Inventions shall be owned by and assigned to Agilent. Joint Collaboration Inventions and any patents and patent applications on Joint Collaboration Inventions will be owned jointly by Rosetta and Agilent and treated as joint inventions under the United States laws applicable to joint inventions. No Party will have any duty to account to the other for profits or revenues generated from the commercialization of Joint Collaboration Inventions except as otherwise specifically provided in this Agreement.

                  (b) Rosetta shall disclose to Agilent the complete texts of all patents and patent applications within the Inkjet Patents, Oligo Set Design Patents, and Rosetta Patents filed by Rosetta which relate to any Collaboration Product, Collaboration Product Enhancement or Collaboration Invention, as well as all information received by it concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any other official proceeding of which it has knowledge in any jurisdiction involving any patent licensed to Agilent hereunder. Rosetta agrees to keep Agilent promptly and fully informed of the course of patent prosecution or other proceedings in respect of Collaboration Products, Collaboration Product Enhancement or Collaboration Inventions including by providing Agilent with copies of substantive communications, search reports and Third Party observations submitted to or received from patent offices. Agilent shall hold all information disclosed to it under this Section 8.1(b) as confidential in accordance with Section 9.

                  (d) Agilent shall disclose to Rosetta the complete texts of all patents and patent applications filed by Agilent by or on behalf of its Bioscience Products Division which relate to any Collaboration Product, Collaboration Product Enhancement or Collaboration Invention, as well as all information received by or on behalf of its Bioscience Products Division concerning the institution or possible institution of any interference, opposition, re-examination, reissue, revocation, nullification or any other official proceeding of which it has knowledge in any jurisdiction involving any patent licensed to Rosetta hereunder. Agilent agrees to keep Rosetta promptly and fully informed of the course of patent prosecution or other proceedings in respect of Collaboration Products, Collaboration Product Enhancement or Collaboration


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

Inventions including by providing Rosetta with copies of substantive communications, search reports and Third Party observations submitted to or received from patent offices. Rosetta shall hold all information disclosed to it under this Section 8.1(c) as confidential in accordance with Section 9.

                  (d) If any Joint Collaboration Invention is patentable, the Parties will mutually agree on whether and how to pursue patent protection of the invention in the United States and elsewhere.

                  (e) Except as otherwise set forth in this Agreement, Rosetta and Agilent shall retain their respective unrestricted rights to make, have made, use and sell all Inventions and discoveries that are owned solely by them.

         8.2 ABANDONED PATENTS. In the event either Rosetta or Agilent (acting by or through its Bioscience Products Division), as the case may be, intends to finally abandon any patent or patent application or any claim of a patent or patent application licensed to the other under this Agreement, it shall notify the other and such other Party shall have the right at its own expense to assume responsibility for any such patent or the prosecution of any such claim in a separate patent application.

         8.3 LITIGATION RISKS. The Parties understand and acknowledge that there are numerous and conflicting patent claims held by a number of Third Parties which may or may not cover intellectual property used or useful in connection with the design, development, manufacture, commercialization or use of Collaboration Products. The Parties agree to cooperate with each other in assessing and achieving freedom to practice the technologies which are contained in the Collaboration Products.

9.       CONFIDENTIALITY

         9.1 CONFIDENTIALITY. Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Party that originally discloses Confidential Information (the "Disclosing Party"), the Party to whom such Confidential Information is disclosed (the "Recipient") agrees to keep the Disclosing Party's Confidential Information strictly confidential for a period of [***] from the Expiration Date or Early Termination Date. Further, until [***] from the Expiration Date or Early Termination Date, neither Party shall use Confidential Information of the other except for the limited purpose of performing its obligations or exercising its rights under this Agreement.

         9.2 EXCEPTIONS. The above obligations of non-disclosure and non-use shall not apply to information which the Recipient can document:

                  (a) was publicly known or available at the time it was communicated to the Recipient by the Disclosing Party;

                  (b) became publicly known or available subsequent to the time it was communicated to the Recipient by the Disclosing Party through no fault of the Recipient;


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                  (c) was in the Recipient's possession free of any obligation of confidence at the time it was communicated to the Recipient by the Disclosing Party;

                  (d) was rightfully communicated to the Recipient free of any obligation of confidence subsequent to the time it was communicated to the Recipient by the Disclosing Party;

                  (e) was independently developed by employees or agents of the Recipient who had no knowledge of any Confidential Information communicated to the Recipient by the Disclosing Party; or

                  (f) is or was required to be disclosed in response to a valid order by a court or other governmental body, was otherwise required by law, or was necessary to establish the rights of either Party vis a vis the other under this Agreement.

         9.3      AUTHORIZED DISCLOSURES

                  (a) Notwithstanding Sections 9.1 and 9.2 above, the Parties hereby acknowledge each other's right to disclose Confidential Information to Third Parties with whom they have entered into agreements for the purpose of designing, developing, manufacturing, commercializing or using Collaboration Products pursuant to and in accordance with the terms and conditions of this Agreement. If either Party desires to disclose any of the other's Confidential Information for the purposes set forth in the preceding sentence, prior to any such disclosure the Parties shall meet to review such planned disclosure and shall mutually agree on (i) the Confidential Information, if any, to be so disclosed and (ii) the terms of any such disclosure, which shall include, at a minimum, confidentiality obligations at least as stringent as those in this
Article 9.

                  (b) Each Party may disclose Confidential Information of the other Party to the extent such disclosure is reasonably necessary to (i) comply with applicable securities laws and regulations and other applicable governmental regulations, (ii) file or prosecute patents relating to Joint Collaboration Inventions and Collaboration Inventions and (iii) prosecute or defend litigation relating to Collaboration Products. Notwithstanding the foregoing, in the event a Party is required to make a disclosure of Confidential Information as provided in this Section 9.3(b), it will give reasonable advance notice to the other Party of such disclosure and use reasonable business efforts to maintain the information as confidential or to secure confidential treatment of such information. In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information.

         9.4      COMMUNICATION AND PUBLICITY

                  (a) Either prior to or promptly after the Effective Date, the Parties shall, together with their respective counsel, meet to discuss a strategy for public announcement of the collaboration under this Agreement in a mutually agreed press release issued simultaneously by both Parties. Subject to the further provisions of this Section 9.4, no Party shall originate any subsequent written publicity, news release, or other announcement relating to this Agreement or to performance hereunder or the existence of an arrangement between the Parties or any


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

Collaboration Product (collectively, "Written Disclosure"), without the prior prompt review and written approval of the other. Once specific information has been approved for disclosure, that information may be repeated in any subsequent Written Disclosure without further approval.

                  (b) Notwithstanding the foregoing provisions of this Article 9, any Party may make any public Written Disclosure it believes in good faith based upon the advice of counsel is required by applicable law or any listing or trading agreement concerning its publicly traded securities, provided that prior to making such Written Disclosure, the Disclosing Party shall provide the other Party with a copy of the materials proposed to be disclosed and provide such Party with a meaningful opportunity to review and comment on the proposed Written Disclosure.

                  (c) The terms of this Agreement may be disclosed to Third Parties so long as such disclosure is made pursuant to an agreement of confidentiality and so long as material financial terms are not disclosed.

10.      TERM AND TERMINATION

         10.1     TERM.

                  The term ("Term") of the Agreement will commence on the Effective Date and will expire on the earliest to occur of the date (the "Expiration Date") which is (i) the seventh (7th) anniversary of the Effective Date (ii) the date on which the design, development, manufacture, commercialization or use of any Collaboration Product shall be permanently enjoined pursuant to a Final Order, or (iii) the date on which it shall be determined, after the Parties have exhausted the rights granted pursuant to
Article 12 hereof (other than a judicial determination), that Agilent shall not have satisfied its obligations under Section 7.10(e) hereof, unless earlier terminated pursuant to Section 10.2 hereof. Three hundred sixty-five
(365) days prior to the scheduled Expiration Date, the Parties shall begin negotiations on an agreement to extend the Term for an additional [***]on reasonable terms and conditions (and, in the event of such an agreement, the Expiration Date shall thereafter be the date to which the Term shall be so extended). On the Expiration Date, in the absence of a written agreement to the contrary and to the extent not otherwise prohibited or enjoined by a Final Order, the Parties shall be bound by Section 10.3 hereof.

         10.2     EARLY TERMINATION.

                  A Party shall be entitled to terminate this Agreement prior to the Expiration Date on any date (the "Early Termination Date") with [***] prior written notice specifying such Early Termination Date in the event, but only in the event, that (i) in material breach of the exclusive or co-exclusive licensing or business relationships set forth in this Agreement, the other Party shall have entered, directly or indirectly, into any agreement, understanding or arrangement (or commitment with respect thereto) with a Third Party regarding the design, development, manufacture, commercialization or use (except with respect to the use by an end-user) of a Collaboration Product, (ii) the other Party shall breach its obligations of confidentiality contained in Article 9 hereof and, as a result thereof, such Party shall have sustained material irreparable harm to its competitive position generally or with respect to any Collaboration

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

Product or other material product or service then offered by such Party or (iii) a Bankruptcy Event shall have occurred with respect to the other Party.

         10.3     CONSEQUENCES OF EXPIRATION.

         Upon expiration of the Term of this Agreement pursuant to Section 10.1 hereof (except to the extent otherwise agreed in writing by the Parties or prohibited or enjoined by a Final Order):

                  (a) PAYMENTS. On the Expiration Date, each Party shall pay the other Party all sums accrued hereunder which are due to such other Party as of the Expiration Date, including all revenue and royalty sharing amounts due pursuant to Section 7 hereof.

                  (b) RESOLVER. On the Expiration Date, all rights granted to Agilent by Rosetta hereunder in respect of Resolver including, without limitation, Agilent's co-exclusive right in, to and under the Rosetta Technology (including the [***]) to market, distribute, offer for sale, sell and support and use for internal purposes Resolver in the Agilent Field, shall terminate and expire. To the extent any Agilent Technology is incorporated into the design, development, manufacture or use of Resolver or any Component thereof as of the Expiration Date, Rosetta shall have, and Agilent hereby grants to Rosetta, a worldwide, non-exclusive, irrevocable license in, to and under such Agilent Technology to design, develop, use, make, have made, market, distribute, offer for sale, sell, reproduce, prepare derivative works, display and perform publicly and support Resolver or any Component thereof for the duration of the term of any valid patent within the Agilent Patents covering Resolver or any Component thereof, and Rosetta shall, for the duration of such period, pay to Agilent a commercially reasonable royalty on Net Revenues associated with the Royalty Bearing Portion of Resolver taking into account the Agilent Technology so incorporated; such royalty payments to be made at such times and pursuant to the reports required to be delivered in accordance with Section 7.7 hereof.

                  In addition, Agilent shall have the right to purchase from Rosetta, and Rosetta shall, for so long as it shall continue to offer for sale or sell Resolver, sell Resolver to Agilent as a [***] at the lowest of
(i) [***] or (ii) [***].

                  (c) ARRAYS. On the Expiration Date, Rosetta shall retain the right in, to and under the Agilent Technology to design, develop, use, support and manufacture Arrays for internal use only (internal use includes, without limitation, the right to use Arrays in providing commercial services to Third Parties), and Rosetta shall retain the right to purchase Arrays pursuant to
Section 7.9 hereof. To the extent any Inkjet Technology or aspects of the Rosetta Technology that pertain to the fabrication of Arrays is incorporated into the development, manufacture or use of an Array or any Component thereof as of the Expiration Date, Agilent shall have, and Rosetta hereby grants to Agilent, a worldwide, non-exclusive, irrevocable license in, to and under such Inkjet Technology and such aspects of the Rosetta Technology that pertain to the fabrication of Arrays to manufacture, offer for sale and sell Arrays including in connection with [***] except in connection with the field of [***] for the later of (i) the duration of the term of any valid patent within the licensed Inkjet Technology or

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

such aspects of the Rosetta Technology that pertain to the fabrication of Arrays covering the design, manufacture or use of an Array or any Component thereof or (ii) for so long (but in no event beyond the [***] of the Expiration Date) as any Rosetta Know-How incorporated therein is material to the design, development, manufacture or use of an Array or any Component thereof, and Agilent shall, for the duration of such period, pay Rosetta a commercially reasonable royalty on Net Revenues of such Arrays taking into account the Rosetta Technology so incorporated (as evidenced by the royalty rate, if any, in effect as of the Expiration Date); such royalty payments to be made at such times and pursuant to the reports required to be delivered in accordance with Section 7.7 hereof.

                  (d) PAMELA SYSTEM. On the Expiration Date, all rights granted to Rosetta by Agilent hereunder in respect of the Pamela System (other than the right to use the Pamela System for internal purposes, including the right to use the Pamela System in providing commercial services to Third Parties) shall terminate and expire. To the extent any Rosetta Technology is incorporated into the design, development, manufacture or use of the Pamela System as of the Expiration Date, Agilent shall have, and Rosetta hereby grants to Agilent, a worldwide, non-exclusive, irrevocable license in, to and under Rosetta Technology to develop, use, manufacture, market, offer for sale, sell and support the Pamela System and any Component thereof for the later of (i) the duration of the term of any valid patent within the Rosetta Patents covering the design, manufacture or use of the Pamela System or any Component thereof or (ii) for so long (but in no event beyond the [***] of the Early Termination Date) as any Rosetta Know-How incorporated therein is material to the design, development, manufacture or use of the Pamela System or any Component thereof, and if on or prior to such date Agilent shall have agreed or otherwise paid to Rosetta a royalty with respect to Rosetta Technology incorporated into the design, development, manufacture or use of the Pamela System, Agilent shall, for the duration of such period, pay Rosetta a commercially reasonable royalty on Net Revenues associated with the Royalty Bearing Portion of the Pamela System taking into account the Rosetta Technology so incorporated (as evidenced by the royalty rate in effect as of the Expiration Date); such royalty payments to be made at such times and pursuant to the reports required to be delivered in accordance with Section 7.7 hereof.

                  (e) NON-COLLABORATION PRODUCTS AND NEW PRODUCTS THAT BECOME COLLABORATION PRODUCTS. The provisions of this Agreement and the arrangements of the Parties for any royalties or other amounts owed one to the other on the sale or other disposition of Non-Collaboration Products or New Products that become Collaboration Products shall remain unchanged (unless otherwise agreed in writing) due to the expiration of the Term.

                  (f) OLIGO SET DESIGN SERVICES. In the event this Agreement expires pursuant to 10.1, the Parties shall agree on an allocation of rights subsequent to the Expiration Date in respect of Oligo Set Design Services. The Parties agree to allocate such rights in a manner consistent with and to the extent possible to preserve the relative competitive positions and allocation of expenses of the Parties after the Expiration Date with respect to such Oligo Set Design Services.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                  (g) ROSETTA OBLIGATIONS REGARDING RESOLVER. Rosetta shall use commercially reasonable efforts for a period of [***] after the Expiration Date to support and maintain versions of Resolver sold prior to the Expiration Date to the installed customer base of Pamela System users, but only for so long as any such customers use the then most current version of Resolver.

         10.4 CONSEQUENCES OF EARLY TERMINATION. Upon the early termination of this Agreement pursuant to Section 10.2 (except to the extent otherwise agreed in writing by the Parties):

                  (a) PAYMENTS. Each Party shall have the right to retain any sums paid to it by the other as of the Early Termination Date, and each Party shall on the Early Termination Date pay the other Party all sums accrued hereunder which are due to such other Party, including all revenue and royalty sharing amounts due pursuant to Article 7 hereof.

                  (b) RESOLVER. In the event Rosetta shall terminate this Agreement pursuant to Section 10.2, all rights granted to Agilent by Rosetta hereunder in respect of Resolver including, without limitation, Agilent's co-exclusive right in, to and under the Rosetta Technology (including the [***]) to market, distribute, offer for sale, sell, support and use for internal purposes Resolver in the Agilent Field, shall terminate and expire as of the Early Termination Date. To the extent any Agilent Technology is incorporated into the design, development, manufacture or use of Resolver or any Component thereof as of the Early Termination Date, Rosetta shall have, and Agilent hereby grants to Rosetta, a worldwide, non-exclusive, irrevocable license in, to and under Agilent Technology to design, develop, use, make, have made, market, distribute, offer for sale, sell, reproduce, prepare derivative works, display and perform publicly and support Resolver or any Component thereof for the duration of the term of any valid patent within the Agilent Patents covering Resolver or any Component thereof and Rosetta shall, for the duration of such period, pay to Agilent a royalty equal to [***] on Net
Revenues associated with the Royalty Bearing Portion of Resolver taking into account the Agilent Technology so incorporated; such royalty payments to be made at such times and pursuant to the reports required to be delivered in accordance with Section 7.7 hereof.

                  In the event Agilent shall terminate this Agreement pursuant to Section 10.2, Agilent shall, as of the Early Termination Date, have the right to purchase from Rosetta, and Rosetta shall, for so long as it shall continue to offer for sale or sell Resolver, sell Resolver to Agilent as [***] at the lowest of (i) [***] or (ii) [***].

                  In the event Rosetta shall not as of the Early Termination Date or at any time thereafter continue to offer for sale or sell Resolver, Agilent shall have, and Rosetta hereby grants to Agilent, a non-exclusive, worldwide (outside of [***]), irrevocable license in, to and under the Rosetta Technology to design, develop, use, make, have made, market, distribute, offer for sale, sell, reproduce, prepare derivative works, display and perform publicly and support


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

Resolver and any Component thereof for the later of (i) the duration of the term of any valid patent within the Rosetta Patents covering Resolver or any Component thereof or (ii) for so long (but in no event beyond the [***] of the Early Termination Date) as Rosetta Know-How incorporated therein remains material to the design, development, manufacture or use thereof and Agilent shall, for the duration of such period, pay to Rosetta commercially reasonable royalty on Net Revenues associated with the Royalty Bearing Portion of Resolver or any other software product offered for sale by Agilent incorporating such Rosetta Technology into the design, development, manufacture or use thereof. Upon the request of Agilent at any time after Rosetta shall no longer be offering for sale or selling Resolver, Rosetta shall provide Agilent the source code and related documentation therefor.

                  (c) ARRAYS. In the event either Rosetta or Agilent shall terminate this Agreement pursuant to Section 10.2 hereof, Rosetta shall have, and Agilent hereby grants, a fully paid, world-wide, non-exclusive, irrevocable, royalty free license under the Agilent Technology to design, develop, use, support and manufacture Arrays for internal use only (internal use includes, without limitation, the right to use Arrays in providing commercial services to Third Parties).

                  In the event Rosetta shall terminate this Agreement pursuant to Section 10.2 hereof, as of the Early Termination Date, Rosetta shall have right to purchase from Agilent, and Agilent shall, for so long as it shall continue to offer for sale or sell Arrays, be obligated to sell to Rosetta, Arrays at a [***] the price charged to Rosetta for Arrays pursuant to Section 7.9 hereof, provided that if Agilent shall terminate this Agreement pursuant to Section 10.2, Rosetta shall not have the right to any special pricing of Arrays.

                  In the event after any termination pursuant to Section 10.2 Agilent shall continue to offer for sale or sell Arrays incorporating Inkjet Technology or aspects of the Rosetta Technology that pertain to the fabrication of Arrays in the development, manufacture or use thereof, Agilent shall have, and Rosetta hereby grants to Agilent, a worldwide, non-exclusive, irrevocable license in, to and under the Inkjet Technology or such aspects of the Rosetta Technology that pertain to the fabrication of Arrays to manufacture, market, offer for sale, sell and support Arrays (including in connection with [***]) except in connection with the field of [***] for the later of (i) the duration of the term of any valid patent within the licensed Inkjet Technology or such aspects of the Rosetta Technology that pertain to the fabrication of Arrays covering the design, manufacture or use of an Array or any Component thereof or (ii) for so long (but in no event beyond the [***] of the Early Termination Date) as Rosetta Know-How incorporated therein remains material to the design, development, manufacture or use of an Array or any Component thereof, and Agilent shall, for the duration of such period, pay Rosetta a royalty equal to (A) [***] (if Rosetta shall have terminated this Agreement pursuant to Section 10.2) or (B) [***] (if Agilent shall have terminated this Agreement pursuant to Section 10.2), times the royalty (calculated on a percentage basis), if any, required to be paid to Rosetta in connection with Net Revenues of such Arrays as of the Early Termination Date, or if there shall not as of the Early Termination Date be in effect any such royalty payment obligation, a royalty equal to (A) [***] (if Rosetta shall have terminated this Agreement pursuant to Section 10.2) or (B) [***] (if Agilent shall


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

have terminated this Agreement pursuant to Section 10.2) times the royalty (calculated on a percentage basis) that would otherwise constitute a commercially reasonable royalty taking into account the Rosetta Technology so incorporated; such royalty payments to be made at such times and pursuant to the reports required to be delivered in accordance with Section 7.7 hereof.

                  (d) PAMELA SYSTEM. In the event Rosetta shall terminate this agreement pursuant to Section 10.2, all rights granted to Agilent by Rosetta hereunder in respect of the Pamela System (other than the right to use the Pamela System for internal purposes) shall terminate and expire as of the Early Termination Date. To the extent any Rosetta Technology is incorporated into the design, development, manufacture or use of the Pamela System or any Component thereof as of the Early Termination Date, Agilent shall have, and Rosetta hereby grants to Agilent, a worldwide (outside of [***]), non-exclusive, irrevocable license in, to and under the Rosetta Technology to manufacture, market, offer for sale, sell and support the Pamela System or any Component thereof, for the later of (i) the duration of the term of any valid patent within the Rosetta Patents covering the design, manufacture or use of the Pamela System or any Component thereof or (ii) for so long (but in no event beyond the [***] of the Early Termination Date) as Rosetta Know-How incorporated therein remains material to the design, development, manufacture or use thereof, and if on or prior to such date Agilent shall have agreed or otherwise paid to Rosetta a royalty with respect to Rosetta Technology incorporated into the design, development, manufacturing or use of the Pamela System, Agilent shall, for the duration of such period, pay to Rosetta a royalty equal to [***] times the royalty (calculated on a percentage basis) paid to Rosetta in connection with Net Revenues associated with the Royalty Bearing Portion of any Pamela System taking into account the Rosetta Technology so incorporated (as evidenced by the royalty rate in effect as of the Early Termination Date); such royalty payments to be made at such times and pursuant to the reports required to be delivered in accordance with Section 7.7 hereof.

                  In the event Agilent shall terminate this Agreement pursuant to Section 10.2, all rights granted to Rosetta by Agilent hereunder in respect of the Pamela System (other than the right to use the Pamela System for internal purposes) shall terminate and expire as of the Early Termination Date. To the extent any Rosetta Technology is incorporated into the design, development, manufacture or use of the Pamela System or any Component thereof as of the Early Termination Date, Agilent shall have, and Rosetta hereby grants to Agilent, a worldwide, non-exclusive, irrevocable license in, to and under Rosetta Technology to manufacture, market, offer for sale, sell and support the Pamela System and any Component thereof, for the later of (i) the duration of the term of any valid patent within the Rosetta Patents covering the design, manufacture or use of the Pamela System or any Component thereof or (ii) for so long (but in no event beyond the [***] of the Early Termination Date) as Rosetta Know-How incorporated therein remains material to the design, development, manufacture or use thereof, and if on or prior to such date Agilent shall have agreed or otherwise paid to Rosetta a royalty with respect to Rosetta Technology incorporated into the design, development, manufacture or use of the Pamela System, Agilent shall, for the duration of such period, pay Rosetta a royalty equal to [***] of the royalty (calculated on a percentage basis) required to be paid to Rosetta in connection with Net Revenues associated with the Royalty Bearing Portion of any Pamela System taking into account the Rosetta Technology so incorporated (as evidenced by the royalty

* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

rate in effect as of the Early Termination Date); such royalty payments to be made at such times and pursuant to the reports required to be delivered in accordance with Section 7.7 hereof.

                  (e) OLIGO SET DESIGN SERVICES AND OTHER COLLABORATION PRODUCTS. In the event this Agreement is terminated by either Party pursuant to
Section 10.2, the Parties shall agree on an allocation of rights subsequent to the Early Termination Date in respect of Oligo Set Design Services and Collaboration Products which became Collaboration Products during the Term pursuant to Section 2.2 hereof. The Parties agree to allocate such rights in a manner consistent with the terms governing the allocation of rights with respect to the Collaboration Products expressly set forth herein, and to the extent possible to preserve the relative competitive positions of the Parties with respect to such Oligo Set Design Services and Collaboration Products which became Collaboration Products during the Term pursuant to Section 2.2 hereof.

                  (f) NON-COLLABORATION PRODUCTS AND NEW PRODUCTS THAT BECOME COLLABORATION PRODUCTS. The provisions of this Agreement and the arrangements of the Parties for any royalties or other amounts owed one to the other on the sale or other disposition of Non-Collaboration Products or New Products that become Collaboration Products shall remain unchanged (unless otherwise agreed in writing) in the event of any termination by any Party pursuant to Section 10.2.

11.      INDEMNIFICATION AND LIMITATION OF LIABILITY

         11.1 INDEMNIFICATION BY ROSETTA. Rosetta shall (i) indemnify and hold harmless Agilent, its Affiliates, and all their officers, directors, employees and agents, for any losses, claims, damages, judgments, assessments, costs and other liabilities, including reasonable out-of-pocket costs and expenses as they are incurred by Agilent in connection with any demands, law suits and other legal actions by Third Parties against Agilent arising from any gross negligence or willful misconduct by Rosetta, its Affiliates, agents or sublicensees, provided, however, for purposes of this Section 11.1(i), neither gross negligence nor willful misconduct shall be deemed to include conduct determined to be infringement of patent, copyright, trademark, trade name, other proprietary right, or an unauthorized use of a trade secret and (ii) notwithstanding clause (i) of this Section 11.1 at Agilent's option, indemnify, defend and hold harmless Agilent, its Affiliates and subsidiaries, and their respective officers, directors, employees, agents and customers (but only to the extent Agilent or any of its Affiliates or subsidiaries is contractually obligated to indemnify such customers) for any claims, damages, judgments, assessments, costs and other liabilities, including reasonable out-of-pocket costs and expenses as they are incurred by Agilent in connection with any claim, suit, or proceeding alleging that Resolver, including Resolver support and maintenance services, or Oligo Set Design Services provided by Rosetta (excluding any Component of or Collaboration Product Enhancement to Resolver or such Oligo Set Design Services for which Agilent has Engineering Responsibility), or any other Collaboration Product for which Rosetta has Engineering Responsibility (unless otherwise agreed) or any documentation relating to such products and services (all such products, services and documents hereinafter referred to as "Rosetta Indemnification Products"), constitutes an infringement of any Third Party's patent, copyright, trademark, trade name, other proprietary right, or an unauthorized use of a trade secret.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

         11.2 INDEMNIFICATION BY AGILENT. Agilent shall (i) indemnify and hold harmless Rosetta, its Affiliates, and all their officers, directors, employees and agents, for any losses, claims, damages, judgments, assessments, costs and other liabilities, including reasonable out-of-pocket costs and expenses as they are incurred by Rosetta in connection with any demands, law suits and other legal actions by Third Parties against Rosetta arising from any gross negligence or willful misconduct by Agilent, its Affiliates, agents or sublicensees, provided, however, for purposes of this Section 11.2(i), neither gross negligence nor willful misconduct shall be deemed to include conduct determined to be infringement of patent, copyright, trademark, trade name, other proprietary right, or an unauthorized use of a trade secret and (ii) notwithstanding clause (i) of this Section 11.1, at Rosetta's option, indemnify, defend and hold harmless Rosetta, its Affiliates and subsidiaries, and their respective officers, directors, employees, agents and customers (but only to the extent Rosetta or any of its Affiliates or subsidiaries is contractually obligated to indemnify such customers) for any claims, damages, judgments, assessments, court costs and other liabilities, including reasonable out-of-pocket costs and expenses as they are incurred by Rosetta in connection with any claim, suit, or proceeding alleging that Arrays or the Pamela System or any Component of either thereof (excluding any Component of or Collaboration Product Enhancement to an Array or the Pamela System for which Rosetta has Engineering Responsibility), or any other Collaboration Product for which Agilent has Engineering Responsibility (unless otherwise agreed) or any documentation relating to such products (all such products and documents hereinafter referred to as "Agilent Indemnification Products"), constitutes an infringement of any Third Party's patent, copyright, trademark, trade name, other proprietary right, or an unauthorized use of a trade secret.

         11.3 INJUNCTIONS. In case any Rosetta Indemnification Product or Agilent Indemnification Product, as the case may be, or any Component of any thereof is held to constitute an infringement and its use is enjoined, Rosetta or Agilent, as the case may be, shall at its own expense, at its option (i) procure the right for the Indemnitee to continue to use the Rosetta Indemnification Product or the Agilent Indemnification Product, as the case may be, or (ii) if applicable, replace the same with a non-infringing product, service or documentation of equivalent function and performance, or (iii) modify such product, service or documentation such that it shall be noninfringing without materially detracting from its function or performance. In the event that, through the exercise of reasonable commercial efforts, the Indemnitor is unable to accomplish any of the three (3) options, further performance under this Section 11.3 is excused.

         11.4 CONDITIONS AND LIMITATIONS OF INDEMNIFICATION OBLIGATION.

                  (a) In order to maintain the right to be indemnified by the other Party ("Indemnitor"), the Party claiming indemnification ("Indemnitee") must:

                           (i) notify the Indemnitor promptly after learning of
any legal action undertaken by a Third Party and related to the subject matter of this Article 11 (a "Third Party Claim");


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                           (ii) allow the Indemnitor to manage and control (by
way of intervention or otherwise) the defense and settlement of any such Third Party Claim against the Indemnitee;

                           (iii) cooperate with the Indemnitor in the defense or
the settlement negotiations of Third Party Claims as reasonable required by the Indemnitor; and

                           (iv) abstain from making any statements or taking any
actions which damage the defense against a Third Party Claim (including, without limitation, any statements against the interest of the Indemnitee or admissions of causation or guilt).

                  (b) The Indemnitor shall not agree to any settlement that adversely affects the Indemnitee's rights or interest without the Indemnitee's prior written approval (which approval shall not be unreasonably withheld).

                  (c) The Indemnitor shall have no obligation to indemnify the Indemnitee to the extent that a Third Party Claim results from the negligence or willful misconduct of the Indemnitee.

         11.5 LIMITATION OF LIABILITY. SUBJECT TO THE INDEMNIFICATION OBLIGATION SET FORTH HEREIN AND UNLESS OTHERWISE EXPRESSLY STATED IN THIS AGREEMENT, NEITHER PARTY WILL BE LIABLE TO THE OTHER WITH RESPECT TO THE SUBJECT MATTER OF THIS AGREEMENT FOR ANY INCIDENTAL, INDIRECT, CONSEQUENTIAL, SPECIAL, OR PUNITIVE DAMAGES, OR LOST PROFITS OR THE COST OF PROCUREMENT OF SUBSTITUTE GOODS, TECHNOLOGY OR SERVICES REGARDLESS OF WHETHER ANY SUCH CLAIM FOR DAMAGES, LOST PROFITS OR OTHER COSTS IS BASED ON TORT, WARRANTY, CONTRACT OR ANY OTHER LEGAL THEORY, EVEN IF ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

         11.6 RISK OF FAILURE; NO REPRESENTATIONS. The Parties recognize that risk is inherent in development efforts such as those being undertaken in this Agreement. Both Parties voluntarily assume this risk. Accordingly, a failure of any Agilent Technology, Rosetta Technology or Collaboration Product developed under this Agreement to perform as desired despite the reasonable efforts of the responsible Party or Parties will not be deemed to be a breach of this Agreement. NO PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, WITH RESPECT TO PATENTS OWNED OR LICENSED BY THEM, OR ANY KNOW-HOW OR COLLABORATION PRODUCTION INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF NONINFRINGEMENT, PATENTABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

12.      DISPUTES BETWEEN THE PARTIES

         12.1 SCOPE AND PURPOSE OF THIS ARTICLE. The purpose of this Article 12 is to set forth the procedures pursuant to which the Parties intend in good faith to resolve any and all disagreements and disputes arising under or related to this Agreement or its making, or the


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

activities of the Parties in connection with their efforts hereunder (collectively, "Disputes"), provided, however, neither Party will be bound by this Article 12 in the event any Dispute arises under or relating to Section
10.2 or Section 10.4 of this Agreement. The Parties shall follow these procedures fully and exhaustively before initiating any litigation to resolve any Dispute. However, nothing herein shall prevent a Party from filing suit seeking equitable relief (mandatory or prohibitive) to prevent what it perceives as imminent, irreparable harm or to compel a Party to specifically perform in accordance with this Article 12, particularly Section 12.4, provided that if such relief is granted, the Parties will stipulate that any further proceedings in such suit shall be stayed pending the completion of the procedures set forth herein. These procedures do not apply to any claims by unrelated Parties. The Parties stipulate that the running of any applicable statute of limitations shall toll effective upon the first notice given under Section 12.2 until thirty
(30) days after the completion of the mediation process provided in Section
12.4.

         12.2 NOTICE OF DISPUTE. A Party ("Notifying Party") that perceives a Dispute with the other Party subject to this Section 12 may notify the other Party in writing of any Disputes that it wants resolved. The Notifying Party shall include in the notice a detailed statement of the Disputes and a summary of the evidence and arguments supporting the position asserted. The other Party ("Responsive Party") shall respond to the notice within ten (10) days after receipt thereof and may include with its response a cross-notice of any Disputes that the Responsive Party wants resolved. If a Responsive Party raises an additional Dispute, the Notifying Party shall then respond to such cross-notice within seven (7) days after receipt of the Responsive Party's cross-notice. All notices, cross-notices and responses shall be in writing and sent by facsimile with a confirming copy sent by first class mail.

         12.3 UNAIDED NEGOTIATIONS BETWEEN THE PARTIES. Initially the Collaboration Managers shall meet at a mutually acceptable time and place within fourteen (14) days after delivery of the final response, and thereafter as often as they deem necessary, to exchange relevant information and attempt to resolve the dispute. If the matter is not resolved by the Collaboration Managers within thirty (30) days of receipt of the Notifying Party's first written notice, or if such Collaboration Managers fail to meet within fourteen (14) days after delivery of the final response, the Dispute shall be referred to the Executive Sponsors. The Executive Sponsors shall likewise meet, with or without the respective Collaboration Managers, at a mutually acceptable time and place within ten (10) days after such referral, and thereafter as often as they reasonably deem necessary, to exchange information and attempt to resolve the Dispute. All meetings to be held under this Section 12.3 may be held in person, or may be held by means of telephone or similar communications equipment.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

         12.4     NON-BINDING MEDIATION.

                  (a) COMMENCEMENT OF NON-BINDING MEDIATION. If the Parties involved in the Dispute have not succeeded in negotiating a resolution of the Dispute through unaided negotiations as contemplated in Section 12.3, within thirty (30) days of the first meeting of the Executive Sponsors, or if the Executive Sponsors do not meet within ten (10) days after such referral, the Notifying Party may initiate the process for having a formal mediation conducted by an impartial mediator. The Parties shall select a mediator, who shall have a background in the industry or subject matter of the Dispute, acceptable to each Party involved in the Dispute. If all Parties involved in the Dispute do not agree on the selection of a mediator, any Party to the Dispute may apply to the court for appointment of a mediator. The person selected or appointed shall be required, as a condition of serving as the mediator, to sign an agreement providing that (a) the mediator hold in confidence and not disclose to any other person any information, or material (whether disclosed orally or in writing) that a Party designates as confidential and (b) the mediator be disqualified as a trial witness, consultant, or expert of a Party, except for the limited purpose of providing any agreed settlement. Within five (5) days of the selection or appointment of the mediator, each Party involved in the Dispute shall submit to the mediator all dates within the following sixty (60) days when it would be available for mediation. The mediator shall select the date for the mediation. The mediation shall be conducted in Santa Clara County, California in the event the Notifying Party is Rosetta, and in King County, Washington in the event Agilent is the Notifying Party.

                  (b) CONDUCT OF MEDIATION. The mediation shall be conducted in accordance with the then current Model Procedure for Mediation of Business Disputes promulgated by the Center for Public Resources, except as otherwise provided herein or as the Parties involved in the Dispute may otherwise agree in writing. The Parties may engage in discovery in accordance with the procedures that the Parties adopt, or in the absence of such agreement, in accordance with the procedures set out in such Model Procedure or as allowed by the mediator. At least seven (7) days prior to the date set for the mediation, each Party involved in the Dispute shall deliver to the other Party and the mediator any documents, exhibits, briefs, or other materials it intends to introduce or offer during the course of the mediation. The mediator may not consider any written, graphic or visual information not so provided. Each Party involved in the Dispute shall appear when directed by the mediator and be fully prepared to discuss in good faith a resolution of all Disputes. No Party involved in the Dispute shall have any ex parte contact with the mediator, unless such contact is initiated by the mediator.

                  (c) EFFECT OF DECISION OR SETTLEMENT. The decision of the mediator shall be in all respects non-binding. However, the Parties involved in the Dispute may at any time enter into an enforceable, written settlement agreement.

                  (d) CONFIDENTIALITY. All discussions, offers, notices, responses or other oral or written statements made in connection with the procedures set out in this Section 12.4 shall be treated as settlement negotiations within the meaning of Federal Rule of Evidence 408 or the applicable State counterpart. Evidence of conduct or statements made in connection with these procedures shall not be admissible in any other forum or proceeding, except to prove the terms of


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

an agreed settlement. This Section 12.4(d) does not require the exclusion of any evidence, otherwise admissible, because of its use or disclosure in connection with these procedures.

         12.5 LITIGATION. If, after completing the above procedures set out in
Section 12.4, the Parties involved in the Dispute have not resolved fully all Disputes, any Party involved in an unresolved Dispute may file suit in such jurisdiction as it shall deem appropriate.

         12.6 GOVERNING LAW. This Agreement and all questions, claims, disputes, remedies or procedural matters relating to Disputes under this Agreement shall be interpreted in accordance with and governed exclusively by the laws of the State of California, U.S.A., without regard to the principles of conflicts of law.

13.      MISCELLANEOUS

         13.1 EFFECTS OF BANKRUPTCY. The Parties understand and agree that the rights and licenses granted under or pursuant to this Agreement by one Party to the other are, for all purposes of Section 365(n) of Title 11 of the United States Code, licenses of rights to "intellectual property" as defined in Title 11, and that each Party, as licensee of such rights under this Agreement shall retain and may fully exercise all of its rights and elections under Title 11.

         13.2 FORCE MAJEURE. Neither Party shall lose any rights hereunder or be liable to the other Party for damages or losses on account of failure of performance by the defaulting Party if the failure is occasioned by government action, war, fire, earthquake, explosion, flood, strike, lockout, embargo, act of God, or any other similar or dissimilar cause beyond the control of the defaulting Party, provided that the Party claiming force majeure has exerted all reasonable efforts to avoid or remedy such force majeure.

         13.3 NO RECRUITING. Neither Party shall solicit or seek to employ any person who is an employee of the other Party during the term of this Agreement and for [***] thereafter. However, this clause does not prevent either Party from engaging in recruiting activities directed to the community at large and not targeted specifically at employees of the other, even if such activities result in recruiting an employee of the other. This shall not preclude either Party from receiving and accepting unsolicited applications from such employees.

         13.4 ASSIGNMENT; CONFLICT.

                  (a) Except as expressly permitted by this Agreement, neither Party may assign any of its rights or obligations under this Agreement to a Third Party except in connection with a merger, acquisition or similar reorganization or the sale of all or substantially all of its assets, or otherwise with the prior written consent of the other Party. This Agreement shall survive any such merger, acquisition or reorganization of either Party with or into, or such sale of assets to, another Party and no consent for such merger, acquisition, reorganization or sale shall be required hereunder; provided, that in the event of such merger, acquisition, reorganization or sale, no intellectual property rights of the acquiring corporation shall be included in the


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

technology licensed hereunder. With regard to Agilent, this Section shall refer to Agilent's Chemical Analysis Group and not the entire company.

                  (b) This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties. Any assignment not in accordance with this Agreement shall be void. Not withstanding any provisions in this Agreement to the contrary, upon the transfer of the Hewlett-Packard Company assets and personnel dealing with the subject matter of this Agreement to Agilent Technologies, Inc., on or about November 1, 1999, this Agreement shall on such date be automatically transferred to, and shall be binding upon, Agilent Technologies, Inc.

                  (c) If any term, condition or provision of the Business Plan, Development Plan, Manufacturing Plan, Marketing Plan or Product Plan conflicts with any term, condition or provision of this Agreement, this Agreement shall control.

         13.5 SEVERABILITY. If any term, condition or provision of this Agreement is held to be unenforceable for any reason, it shall, if possible, be interpreted rather than voided, in order to achieve the intent of the Parties to this Agreement to the extent possible. In any event, all other terms, conditions and provisions of this Agreement shall be deemed valid and enforceable to the full extent.

         13.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be an original and all of which shall constitute together the same document.

         13.7 ENTIRE AGREEMENT; AMENDMENTS IN WRITING. This Agreement and the Stock Purchase Agreement described in Section 7.1 together comprise the entire understanding between the Parties with respect to their subject matter and supersede any previous communications, representations, or agreements (including the HR-1 Agreement, whether oral or written. All information heretofore exchanged between the Parties pursuant to the Confidentiality Agreement heretofore entered into between the Parties will henceforth be subject to the applicable provisions of this Agreement. For purposes of construction, this Agreement will be deemed to have been drafted by both Parties. No modification of this Agreement will be binding on either Party unless in writing and signed by an authorized representative of each Party.

         13.8 NOTICE. Any notice or other communication required or permitted to be given to either Party hereto shall be in writing and shall be deemed to have been properly given and to be effective on the date of delivery if delivered in person, by facsimile or by nationally recognized express courier, or effective fourteen (14) days after mailing by U.S. Postal Service, postage prepaid, as Registered or Express Mail, postage paid, to the other Party at the following address:

   Rosetta:       Rosetta Inpharmatics, Inc.
                  12040 - 115th Ave. NE
                  Kirkland, WA  98034
                  Attn.:  President


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                  With copy to:
                  Venture Law Group
                  4750 Carillon Point
                  Kirkland, WA  98033
                  Attn.:  William Ericson

   Agilent:       Hewlett-Packard Company
                  3500 Deer Creek Road
                  Palo Alto, CA  94304
                  Attn.:  General Manager, Bioscience Products

                  with copy to:
                  Hewlett-Packard Company
                  Corporate Legal Dept.
                  3000 Hanover St.
                  Palo Alto, CA  94304
                  Attn.:  General Counsel

         Either Party may change its address for communications by a notice to the other Party in accordance with this section.


* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first set forth above.

ROSETTA INPHARMATICS, INC.                  HEWLETT-PACKARD COMPANY



By:                                         By:
    ---------------------------------           --------------------------------


                                SIGNATURE PAGE TO
                     GENE EXPRESSION COLLABORATION AGREEMENT



* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                                                   Exhibit 10.30

                                    EXHIBIT A

                         BSP US PATENTS AND APPLICATIONS




                                      [***]





























----------
* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

----------
* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                    EXHIBIT B

                             COLLABORATION PRODUCTS

The Collaboration Products include the following:

1.   Arrays (as defined in the Agreement)

2.   Resolver (as defined in the Agreement

3.   Oligo Set Design Services (as defined in the Agreement)

4.   Pamela System (as defined in the Agreement)


















----------
* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                    EXHIBIT C

                                 INK JET PATENTS


                                      [***]













----------
* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                    EXHIBIT D

                            OLIGO SET DESIGN PATENTS



                                      [***]












----------
* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                    EXHIBIT E

                         FEATURES OF RESOLVER-TM- SOFTWARE

IMAGE VIEWER

View and interpret images representing primary data for a given profiling technology.

PLOT VIEWER

A flexible plotting engine for experiments, profiles. and genes with powerful analytical features to help decision making and the presentation of results.

TABLE VIEWER

View expression data for experiments, profiles, and genes in a customizable spreadsheet format. Sort & export data for use in other applications. Rearrange, show, or hide columns to tailor the display to the user's needs.

CORRELATION PLOT VIEWER

Using the Correlation Plot Viewer, pairs of genes, profiles, or experiments in the user's gene expression database can be quickly compared.

SYNCHRONIZATION

Synchronization refers to the Resolver application's ability to share selected data among many different tools. Use synchronization to quickly and effectively visualize and analyze data identified in one tool using a second tool.

ROLE-BASED SECURITY SYSTEM

The role-based security system delivered with the Resolver application provides row-level access control for all cell lines, tissues, hybridizations, profiles, and experiments.

PERSISTENT USER PROFILES

Persistent user profiles allow all users to set preferences for the way they use the Resolver application-table configuration, statistical cutoffs, highlighting, etc., and have those same options in place the next time they use the Resolver, even if the system is accessed using another client machine.

ANNOTATION MANAGERS FOR CELL LINES/TISSUES, NUCLEIC ACID PREPARATIONS (PREPS), AND HYBRIDIZATIONS (HYBS)

The Resolver application includes spreadsheet-like interfaces and forms for scientists to effectively manage cell lines and tissues, RNA samples, hybridizations, and experiments tracked within the system.

QUALITY STATISTICS

The Resolver application includes easy-to-understand quality statistics, including P-values on every gene expression measurement. Using these statistics, even the subtlest transcriptional responses can be characterized by repeating expression profiles and combining them into statistically averaged experiments within the Resolver application.

ROSETTA ARRAY SEARCH TOOL ("ROAST")

Use ROAST (Rosetta Array Search Tool), to compare one gene, experiment, or expression profile against others in the database. This tool is analogous to the BLAST sequence analysis tool.

USER-DEFINED BIOSETS

Use the BioSets features in the Resolver application to group and store collections of genes or experiments of interest and perform set manipulation on these groups. Add annotation and comments to BioSets and, if desired, share them collaboratively with other Resolver users.

COMMENT SYSTEM

An easy-to-use comment system allows users to add or view comments about genes, experiments, expression profiles, or BioSets and even respond to comments made by other users. View comments in hierarchical newsgroup-like format or in table format.

----------
* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

INSTALINKR~ PRODUCTIVITY LINK SYSTEM

Use InstaLink to quickly access bioinformatics resources within the Resolver application, on the World Wide Web, or on the user's Intranet that aid in the analysis of a particular datapoint within the application. Medline, Entrez, and other databases can be searched with two clicks using this feature. The user can add personalized productivity links to Internet and Intranet sites.

CLUSTER ANALYSIS ENGINE

Analyze gene expression data, and identify co-regulated gene sets and classes of similar compounds using a high-performance, flexible cluster analysis engine.

CLUSTER TREE VIEWER

Visualize and analyze data from the Cluster Analysis Engine in a compact, convenient hyperbolic display. Search for genes or experiments of interest, and zoom, magnify, move, or rotate trees to identify clusters of interest.

SERVER ADMINISTRATION TOOLS

Use these configuration interfaces and control panels to administer and customize the Resolver application.




-------------
 * Resolver is a trademark of Rosetta Inpharmatics. Inc.
















----------
* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                    EXHIBIT F

                                 ROSETTA PATENTS



                                      [***]






























----------
* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                    EXHIBIT G

                     POTENTIAL RESOLVER TAP SALES CUSTOMERS

CUSTOMER NAME



[***]








----------
* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                    EXHIBIT H

                   PERMITTED ARRAY MANUFACTURING SUB-LICENSES

      COMPANY NAME

      None established or identified as of the Effective Date
















----------
* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                    EXHIBIT I

                   PERMITTED PAMELA MANUFACTURING SUB-LICENSES

      COMPANY NAME
      [***]

                          PERMITTED PAMELA DISTRIBUTORS

[***]




















----------
* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                    EXHIBIT J

                         PERMITTED RESOLVER DISTRIBUTORS

                                      [***]





















----------
* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

----------
* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

----------
* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                    EXHIBIT K

                           PREFERRED ESCROW AGREEMENT

                                    SEE TAB 3





















----------
* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.

                                    EXHIBIT L

                     ROYALTY-BEARING COLLABORATION PRODUCTS

                                      [***]























----------
* Material has been omitted pursuant to a request for confidential treatment, and such material has been filed separately with the SEC.